Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL BECAUSE IT WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

VINCE

LICENSE AGREEMENT

SUMMARY OF COMMERCIAL TERMS

(“Commercial Terms”)

This Agreement (as hereinafter defined) is effective as of the Effective Date defined below, and is by and between ABG-Vince, LLC, a Delaware limited liability company (“Licensor”) and the Licensee defined below (Licensor and Licensee may be hereinafter referred to, each individually as a “Party”, and collectively as the “Parties”).

1.	Effective Date:

“Effective Date” shall be defined as the Closing Date (“Closing”) as defined in that certain Intellectual Property Asset Purchase Agreement, by and between Licensor and Vince, LLC (the “Purchase Agreement”). Notwithstanding the foregoing, or anything to the contrary contained in the Agreement, this Agreement is subject to and conditioned upon the occurrence of the Closing (as defined in the Purchase Agreement). In the event that the Purchase Agreement is terminated prior to the Closing, then this Agreement will automatically terminate and be of no further force and effect.

2.	Licensee: Corporate Organization: Address:	“Licensee” shall be defined as: Vince, LLC Licensee is a limited liability company organized in the state of Delaware. 500 Fifth Avenue 20th Floor New York, NY 10110

	Main Contact: Telephone: Email:	[***]

	Finance Contact: Telephone:	[***]
Email:

	Website:	www.vince.com

3.	Licensed Property:

(a)   “Licensed Property” shall be defined as: the rights in and to the following trademarks (and each of the following trademarks where “VINCE” is followed by a period “VINCE.”), whether registered under applicable laws of the Territory (as hereinafter defined) and/or protected under common law of the Territory, to the extent recognized:

Licensed Property

VINCE

CRAFTED BY VINCE

VINCE TRAVELER

VINCE BABY

VINCE ASSEMBLED

VINCE UNFOLD

VINCE FASHION

WARDROBE ESSENTIALS

(b)   During the Term, if Licensor desires to license to Licensee, or if Licensee desires to license from Licensor, one or more derivatives, transliterations, variations, abbreviations, composites, and/or variations of any particular Licensed Property (“Derivative(s)”), for the distribution and/or sale in the Territory of any Product(s) that are the same as those Specific Products (as such term is used in Section 4(a) of the Commercial Terms) for which Licensee has been granted the right to use such particular Licensed Property under this Agreement, then the Party that is so desirous shall notify the other Party of the specific Derivative(s) and Specific Product(s) (“Derivative Product(s)”) that they desire to license/be licensed, and, (i) in the case of Licensee requesting, Licensor Approval or (ii) in the case of Licensor requesting, the mutual written agreement of the Parties, on a case-by-case basis, [***], subject to the terms and conditions of this Agreement; and such Derivative Product(s) shall be deemed to be ‘Licensed Products’ for all purposes of this Agreement.

(c)   According to Licensee, the rights in and to the Licensed Property are, as of the Effective Date, also supported by those registered trademarks set forth on Schedule A, which is attached hereto and incorporated herein by reference (“Registrations”).

(d)   The Parties acknowledge that in connection with the Closing (as ‘Acquired Assets’ under the Purchase Agreement), Licensor is acquiring certain designs, images, content, and other intellectual property that are not included in the Licensed Property or the Designated URL but that were used by Licensee on or in connection with the Licensed Products and/or the Advertising & Promotion thereof prior to the Effective Date (“Closing IP Assets”). Additionally, the Parties acknowledge that Licensor shall be the owner of certain intellectual property rights developed or acquired by Licensee during the Term, including as set forth in and Section 10(c) of the Commercial Terms and Section 5(a)(i)(A) of the Standard Terms (such intellectual property rights, together with the Closing IP Assets, the “Other IP Assets”). In the event that Licensor provides Licensee with any Other IP Assets to be used in, on or in connection with Licensed Products or the Advertising & Promotion thereof, or Licensee is otherwise in possession of any Other IP Assets as of or after the Effective Date, Licensee (and, as applicable, its Affiliate Operators and Sub-Contractors) may continue, on a non-exclusive basis, to use and exploit such Other IP Assets during the Term solely in, on or in connection with Licensed Products or the Advertising & Promotion thereof, in each case, subject to the terms and conditions of this Agreement and subject to following: (i) Licensee hereby acknowledges that Licensor may not be the owner of the Other IP Assets, and as such, Licensor makes no representations or warranties whatsoever regarding the Other IP Assets, or any license or rights granted therein, all of which are provided “as-is”, (ii) Licensor hereby disclaims any and all representations and warranties with respect to the Other IP Assets, including, without limitation, any and all implied warranties of title, merchantability, or fitness for a particular purpose, (iii) Licensee acknowledges and agrees to assume all risk associated with the use of the Other IP Assets. Nothing contained herein shall obligate Licensor to maintain any agreements which it may have in place for any Other IP Assets, and any failure by Licensor to have or maintain any such agreements, shall not be deemed a breach of this Agreement.

4.	Licensed Products:

(a)   “Products” shall be defined, individually and collectively, as the Core Products and the Option Products, unless specifically identified, as follows:

(i) “Core Products” shall be defined, individually and collectively, as the following:

Product Category	Specific Products	Designed For
Sportswear Products

Each of the following ready-to-wear sportswear products, in each case: (A) made and/or designed specifically for adult men and/or adult women; (B) designed to be worn specifically for casual wear (which may include the ‘travel pant’ offered as of the Effective Date and athleisure sportswear that does not include technical or performance attributes, but excludes sleepwear, and activewear); (C) made with or without leather; (D) made with or without denim; and (E) that are sold only to sportswear buyers in sportswear departments of the Approved Accounts (for those Approved Accounts that have such buyers and/or departments): (I) shirts and polo shirts; (II) t-shirts; (III) pants; (IV) shorts; (V) jackets; (VI) skirts; (VII) knit, wool, cashmere woven and fleece sweaters; (VIII) dresses; (IX) tops in a camisole silhouette (but excluding camisoles intended to be worn as intimate apparel); and (X) loungewear joggers pants, hoodies, and sweatpants that do not include technical or performance attributes.

Adult Men and Adult Women

Outerwear Products

Each of the following outerwear category apparel items designed to be worn outside other clothing garments and made with or without leather: (A) coats; (B) topcoats; (C) jackets; (D) parkas; (E) puffer jackets; (F) blazers; (G) vests; and (H) raincoats.

Adult Men and Adult Women

(ii) “Option Products” shall be defined, individually and collectively, as the following:

Product Category	Specific Products	Designed For
Home Décor Products	Each of the following home décor items: (A) decorative pillows; (B) blankets; and (C) throws.	Adult Men and Adult Women

Baby layette	Baby layette	Babies

(b)   “Licensed Products” shall be defined, individually and collectively, as Licensed Core Products and Licensed Option Products, unless specifically identified, as follows:

(i) “Licensed Core Products” shall be defined as: the Specific Products set forth in Section 4(a)(i) above, that are ‘Designed For’ those individuals specified in Section 4(a)(i) above, bearing the Licensed Property; and

(ii)  “Licensed Option Products” shall be defined as: the Specific Products set forth in Section 4(a)(ii) above, that are ‘Designed For’ those individuals specified in Section 4(a)(ii) above, bearing the Licensed Property.

(c)   Procedure for Option Products.

(i) The Parties hereby acknowledge and agree that Licensor shall have the right to remove Licensed Option Product(s) from this Agreement, upon written notice to Licensee (“OP Notice”). After the date that Licensor issues such OP Notice to Licensee (“Withdrawal Effective Date”), all rights in and to such Licensed Option Product(s) shall revert to Licensor, subject to the Licensee’s sell-off rights in Section 4(c)(ii) of the Commercial Terms (such withdrawn Licensed Option Products shall be defined herein as the “Withdrawn OPs”).

(ii)  If Licensor actually withdraws any Withdrawn OPs from the rights granted to Licensee hereunder by sending an OP Notice, then Licensee shall have the limited, non-exclusive right for (A) a period [***] following the Withdrawal Effective Date with respect to sales to/through Approved Accounts (other than Retail Locations and the E-Commerce Websites) and (B) [***] with respect to sales to/through Retail Locations and the E-Commerce Websites, in each case ((A) and (B)) solely to fulfill accepted and existing orders of the applicable Licensed Option Product(s) specified in the OP Notice in the Territory to/through such Approved Accounts, in each case, solely to the extent such orders of Licensed Option Products were actually accepted and placed in the ordinary course of business on or before the Withdrawal Effective Date.

5.	Term:

(a)   “Initial Term” shall be defined as: the period beginning on the Effective Date and ending on the end of Licensee’s 2032 fiscal year, unless sooner terminated pursuant to the terms hereof, with each ‘Contract Year’ included therein being defined as the following:

Contract Year	Actual Dates	Expected Dates as of the Effective Date
1	Effective Date – end of Licensee’s 2023 fiscal year	Effective Date – February 3, 2024

2	Licensee’s 2024 fiscal year	February 4, 2024 – February 1, 2025

3	Licensee’s 2025 fiscal year	February 2, 2025 – January 31, 2026

4	Licensee’s 2026 fiscal year	February 1, 2026 – January 30, 2027

5	Licensee’s 2027 fiscal year	January 31, 2027 – January 29, 2028

6	Licensee’s 2028 fiscal year	January 30, 2029 – January 27, 2030

7	Licensee’s 2029 fiscal year	January 28, 2030 – January 26, 2031

8	Licensee’s 2030 fiscal year	January 29, 2031 – February 3, 2032

9	Licensee’s 2031 fiscal year	February 4, 2032 – February 1, 2033

10	Licensee’s 2032 fiscal year	February 2, 2032 – January 31, 2033

For purposes of the above, it is acknowledged and agreed that Licensee’s fiscal years are based on 5-4-4 calendar years with the same quarter and year-end dates as the National Retail Federation’s 4-5-4 calendar years. In the event Licensee desires to change its fiscal year calendar to a calendar year calendar, then it shall notify Licensor in writing and after Licensee’s receipt of such notice, Licensor and Licensee shall enter into a written amendment to this Agreement (to make such change on a prospective basis) to be signed by duly authorized representatives of both Licensee and Licensor in each instance.

(b)   Licensee shall have eight (8) option(s) to renew the Agreement (“Renewal Option(s)”) on the terms set forth herein for consecutive period(s) of ten (10) years each, unless sooner terminated pursuant to the terms hereof (each, a “Renewal Term” numbered consecutively, e.g., Renewal Term 1, etc.), which Renewal Option(s) shall be exercised, if at all, by providing written notice to Licensor prior to the later of (i) eighteen (18) months before the end of the then-current Contract Period and (ii) July 31 of the penultimate Contract Year of the then-current Contract Period (as hereinafter defined) (such period being defined herein as the “Renewal Window(s)”), and which Renewal Option(s) may only be exercised and effective if and only if the Renewal Condition (as hereinafter defined) is met. In the event that Licensee effectively exercises a Renewal Option during the applicable Renewal Window but thereafter fails to satisfy the Renewal Condition, then at Licensor’s discretion, either: (i) the renewal of this Agreement shall be voided, and the Agreement shall expire upon the expiration of the then-current Contract Period; or (ii) such failure to satisfy any such Renewal Conditions shall be waived and this Agreement shall continue in full force and effect into the Renewal Term on the terms set forth herein.

(c)   “Renewal Condition” shall mean Licensee has not [***] this Agreement and failed to cure such breach within the applicable cure period set forth in Section 9(a)(i) of the Standard Terms [***] after receiving written notice from Licensor of such breach, both at the time any given Renewal Option is exercised and throughout the remainder of the then-current Contract Period.

(d)   For purposes of the Agreement: (i) the Initial Term and each Renewal Term (if any) are hereinafter individually and collectively referred to as the “Term” and individually as a “Contract Period”; (ii) a “Contract Quarter” shall be defined as Licensee’s fiscal quarters (except that the first fiscal quarter of the Term shall mean the period starting on the Effective Date and ending on the end of Licensee’s then-current fiscal quarter); and (iii) for Renewal Terms (if any), each “Contract Year” included therein shall be defined as: each of Licensee’s fiscal years (except that the first Contract Year shall commence on the Effective Date and end at the end of Licensee’s 2023 fiscal year and the last Contract Year shall end on the applicable date of termination or expiration of the Agreement), and shall be numbered consecutively beginning with the first number after the last Contract Year during the immediately preceding Contract Period.

6.	Territory:

(a)   “Territory” shall be defined, individually and collectively, as Core Territory and Option Territory, unless specifically identified, as follows:

(i) “Core Territory” shall be defined as: United States, Canada, Andorra, Austria, Germany, Switzerland, Belgium, Netherlands, Luxembourg, France, Monaco, Liechtenstein, Italy, San Marino, Vatican City, Iceland, Norway, Denmark, Sweden, Finland, Spain, Portugal, Greece, Republic of Cyprus (excluding Northern Cyprus), United Kingdom, Ireland, Australia, New Zealand, Mainland China, Hong Kong, Macau, Taiwan, Singapore, Japan, Korea.

(ii) “Option Territory” shall be defined as: worldwide, excluding Core Territory.

7.	Scope:

(a)   Subject to the terms and conditions of this Agreement, including Licensor’s right to withdraw Option Products and Option Territories, Licensor shall not itself undertake, and shall not enter into any agreement with or authorizing any party (except Licensee) to undertake: (i) the distribution and sale of Licensed Products to be sold in the Territory during the Term of the Agreement; (ii) the operation of Retail Locations located in the Core Territory during the Term of the Agreement; (iii) the operation of the website www.vince.com during the Term of the Agreement; (iv) the operation of any e-commerce website, including any mobile variations thereof, that is in each case branded with the Licensed Property for the sale of Licensed Products into the Territory during the Term of the Agreement (but excluding, for the avoidance of doubt, e-commerce websites and mobile variations thereof that are branded with the Licensed Property but do not sell Licensed Products); and/or (v) [***].

(b)   Co-Branded Products. Notwithstanding the foregoing or anything contained in the Agreement to the contrary, subject to the terms and conditions of this Agreement, including Licensor’s right to withdraw Option Products and Option Territories, Licensee may, on a non-exclusive basis, design, manufacture, distribute, sell and promote Licensed Products in accordance with the terms and conditions of this Agreement that are co-branded with the Licensed Property and one or more trademarks other than the Licensed Property as part of co-branding / endorsement / collaboration projects and partnerships with third party brands (the “Collaboration Products”); provided, however, that any and all such Collaboration Products shall be subject to, and shall otherwise comply with, the terms and conditions of this Agreement, including by way of example and not limitation, any and all of Licensor’s approval rights under this Agreement.

(c)   Subject to the terms and conditions of this Agreement, including Licensor’s right to withdraw Option Products and Option Territories, [***], the distribution or sale in the Territory during the Term of any Products that are co-branded with the Licensed Property and a third party brand.

(d)   New Agreement(s).

(i) Notwithstanding anything to the contrary contained in the Agreement, Licensee further acknowledges that during the Term, Licensor shall have the right to withdraw the rights granted (in whole or in part, in Licensor’s sole discretion) to Licensee in connection with any countries and/or geographic regions in the Option Territory, upon the provision of written notice to Licensee (“Withdrawal Notice”). In the event Licensor issues any such Withdrawal Notice to Licensee, then effective on and as of the date of such Withdrawal Notice (“Territory Withdrawal Effective Date”), Licensor and Licensee each hereby acknowledge and agree that the rights granted to Licensee with respect to those countries and/or geographic regions in the Option Territory that is/are the subject of the Withdrawal Notice (each a “Removed Region”) shall terminate and immediately revert to Licensor, and Licensee shall cease any and all use of the Licensed Property in the Removed Regions, including but not limited to, sales of Licensed Products in any such Removed Region, subject to Licensee’s sell-off rights in Section 7(d)(iv) of the Commercial Terms below.

(ii)  Promptly after Licensee’s receipt of the Withdrawal Notice, Licensor and Licensee shall enter into a written amendment to this Agreement to be signed by duly authorized representatives of both Licensee and Licensor in each instance [***] commencing specifically with the Contract Year that follows after the Contract Year in which the Withdrawal Effective Date occurred.

(iii)  [***]

(iv) If Licensor actually withdraws any Removed Region from the Option Territory of this Agreement by sending a Withdrawal Notice, then Licensee shall have the limited, non-exclusive right for (A) a period of [***] following the Territory Withdrawal Effective Date with respect to sales to/through Approved Accounts (other than Retail Locations and the E-Commerce Websites) and (B) [***] with respect to sales to/through Retail Locations and the E-Commerce Websites, in each case ((A) and (B)) solely to fulfill accepted and existing orders of Licensed Product(s) placed specifically for the Approved Accounts in such Removed Region, in each case, solely to the extent such orders of Licensed Products in the Removed Region were actually accepted and placed in the ordinary course of business on or before the Territory Withdrawal Effective Date.

8.	Distribution Channels & Approved Accounts:

(a)   Licensee shall be permitted to sell the Licensed Products solely to/through the accounts (collectively, the “Approved Accounts”) for each distribution channel (collectively, the “Distribution Channels”) set forth on Schedule B, which is attached hereto and incorporated herein by reference. In the event Licensee wishes to sell the Licensed Products to/through any accounts not included within the Approved Accounts, then Licensee shall submit the same to Licensor for Licensor’s prior written Approval in each instance. The Parties will review and update the list of Approved Accounts and Comparable Brands in good faith every five (5) years during the Term.

(b)   In the event that Licensor, using Licensor’s good faith, commercially reasonable judgment, believes that an Approved Account (excluding Retail Locations and E-Commerce Websites) and previously identified within any particular Distribution Channel, as set forth on Schedule B, is no longer consistent with the brand positioning for the Licensed Property (e.g., as a result of a material reduction in quality since the Approved Account was initially approved), Licensor shall have the right, in Licensor’s reasonable discretion, upon written notice to Licensee (“Removal Notice”), to: (i) remove such Approved Account from the Distribution Channels completely, or (ii) re-assign such Approved Account to a different Distribution Channel; provided that, in both cases, Licensor will in good faith first discuss with Licensee the basis for such belief [***] (it being understood and agreed that the final decision shall be in Licensor’s reasonable discretion).

(c)   If Licensor removes any Approved Account pursuant to Section 8(b) (“Removed Account”), then Licensee shall have the limited, non-exclusive right for a period of [***] following the date of the Removal Notice (the date of the Removal Notice is the “Removal Effective Date”), to fulfill accepted and existing orders of Licensed Products to/through such Removed Account the extent such orders of Licensed Products were actually accepted and placed in the ordinary course of business on or before the Removal Effective Date.

(d)   Promptly after Licensee’s receipt of a Removal Notice, to the extent that the applicable Removed Account together with any prior Removed Accounts for which no prior [***], taken together in the aggregate, constitute at [***] before the date of the Removal Notice, Licensor and Licensee shall enter into a written amendment to this Agreement to be signed by duly authorized representatives of both Licensee and Licensor in each instance [***] commencing specifically with the Contract Year immediately following the Contract Year in which the Removal Effective Date occurred.

(e)   As used herein, “Proportionate-AA-Reduction” shall be defined as: a percentage reduction of the GMR and Minimum Net Sales thresholds, calculated by dividing: (A) Licensee’s Net Sales of Licensed Products to/through the Removed Account [***]; by (B) Licensee’s Net Sales of all Licensed Products through all Approved Accounts, including the Removed Account, [***].

(f)   To the extent Licensee sells any Licensed Products to/through any e-commerce website for an Approved Account (which, for the avoidance of doubt, include both the Owned E-Commerce Distribution Channel and the e-commerce websites for other Distribution Channels and Approved Accounts, if any) (“E-Commerce Site(s)”): (i) Licensee shall not, nor shall Licensee permit others (including any Approved Account) to, ship Licensed Products outside of the Territory; and (ii) Licensee shall use commercially reasonable efforts to require a statement on any third-party E-Commerce Site stating that Licensed Products can only be shipped to customers located within the Territory.

9.	Retail Rights:

(a)   The retail rights granted to Licensee in this Section 9 shall be collectively defined as part of the “Retail Rights”. Licensee hereby acknowledges that all terms, definitions and provisions set forth in Sections 1 through 7 above shall apply to the Retail Rights granted to Licensee hereunder.

(b)   For purposes of this Agreement, the “Retail Locations” shall be defined, individually and collectively, as the Retail Stores, Shop-In-Shops and Pop-Up-Shops, unless specifically identified:

(i) “Retail Store(s)” shall be defined as: ‘VINCE’ and/or ‘VINCE.’ Licensed Property-branded, free standing brick and mortar full price and outlet retail stores located in the Territory, which are owned, opened or otherwise operated by Licensee or Affiliate Operators in accordance with the terms and conditions of this Agreement;

(ii)  “Shop-In-Shop(s)” shall be defined as: ‘VINCE’ and/or ‘VINCE.’ Licensed Property-branded retail concession locations within department stores, malls or other retail stores in the Territory, in each case, owned, opened or operated by Licensee or Affiliate Operators in accordance with the terms and conditions of this Agreement; and

(iii)  “Pop-Up-Shop(s) ” shall be defined as: ‘VINCE’ and/or ‘VINCE.’ Licensed Property-branded retail sales location(s) within: department stores, malls or other retail stores in the Territory, which are owned, opened or operated by Licensee or Affiliate Operators for a limited duration and/or specialized sales event for a collection of Licensed Products in accordance with the terms and conditions of this Agreement.

(c)   Retail Locations. Subject to the terms and conditions of this Agreement, Licensee shall have the right to: (i) maintain those existing Retail Locations in the Core Territory in a manner materially consistent with the operation of the same prior to the Effective Date hereof (which Licensor hereby Approves); and (ii) open and operate Retail Locations in the Core Territory and to sell solely the Licensed Products and Purchased Products (and, as applicable, Approved third party products) therefrom in a manner that is materially consistent with the opening and operation of Retail Locations in the Territory prior to the Effective Date hereof. The new Retail Locations opened by Licensee shall be built and designed according to plans, which have been Approved in advance by Licensor, and the sites and spaces for the Retail Locations shall be subject to Licensor’s Approval, and shall be owned or leased by Licensee in accordance with all terms and conditions of this Agreement.

(d)   Licensee shall submit all sites to Licensor for Approval, in the form and manner as Licensor may reasonably specify, pursuant to Section 4 of the Standard Terms. The Retail Locations shall be subject to Licensor’s prior written Approval, as set forth in Section 4 of the Standard Terms. No Retail Location may be opened for business unless and until Licensor has given its final Approval for such Retail Location in accordance with Section 4. For clarity, all Retail Locations existing as of the Effective Date are deemed Approved.

(e)   No name, mark, image, graphic or logo other than the Licensed Property shall appear on products, signage, hangers, displays, packaging, shopping bags, labels, tags or similar items within the Retail Locations without Licensor’s Approval in each instance. Notwithstanding anything herein to the contrary, Licensee shall have a right to sell such third-party branded products and services that are already available for sale in any Retail Locations as of the Effective Date (“Third-Party Retail Products”) until Licensor enters into a license agreement with a third party for the production of the same or a similar type of product as the Third-Party Retail Products (e.g., sunglasses, watches, handbags, etc.) bearing the Licensed Property and such products are available to Licensee for purchase and re-sale in the Retail Locations; provided that Licensee shall have the limited, non-exclusive right for a period [***] following Licensee’s receipt of written notice that Licensor has entered into such a license agreement to sell through Licensee’s inventory of such Third-Party Retail Products that was in existence as of the date of such notice.

(f)   Licensee shall actively promote, advertise and sell the Licensed Products and, as applicable, use commercially reasonable efforts to promote, advertise and sell the Purchased Products (as defined below), in each case, through the Retail Locations. Licensee shall use commercially reasonable efforts to purchase and offer in Retail Stores a full line, representing substantially all currently-available categories of Licensed Products and those other certain product(s) bearing the Licensed Property that are each manufactured by or on behalf of Licensor’s contracted third-party suppliers and/or licensees (“Supplier(s)”) under existing license agreement(s) with Licensor, to be purchased by Licensee directly from such Suppliers (“Purchased Products”). Licensee shall purchase any Purchased Products directly from the Suppliers, in each case, at a price and on terms of sale to be negotiated and agreed upon directly between Licensee and the applicable Supplier(s) in each instance. A current list of the Purchased Products and the Suppliers is set forth on Schedule B-2, attached hereto, which list may be updated by Licensor from time-to-time, upon notice to Licensee. Licensee shall only be permitted to purchase the Purchased Products from the Suppliers that are set forth on Schedule B-2, or otherwise Approved by Licensor in advance in writing, in each instance; provided, however, that Licensor shall not be liable, and shall incur no liability to Licensee, any Supplier, and/or any other third party, (A) by reason of Licensor providing or not providing any such approval; (B) for any failure by Licensor to secure any particular purchases of Purchased Products or any particular terms of sale for any Purchased Products; and/or (C) for any failure by any Supplier or any other approved source of Purchased Products to sell or supply any Purchased Products to Licensee (in general or on with any particular terms); it being expressly understood that any such failure shall not be deemed a breach of the Agreement by Licensor. Licensee shall contract directly with the Suppliers for the purchase of the Purchased Products, and such Purchased Products shall be shipped directly to Licensee at Licensee’s sole cost and expense. In the event of any delivery problems, discrepancies, claims or defects regarding the Purchased Products purchased by Licensee from any Supplier(s), Licensee shall deal directly with the Supplier(s) and shall look solely to the Supplier(s) in the event of such delivery problems, discrepancies, claims and/or defects. Licensee acknowledges that Licensor shall not be liable or responsible in any event in connection with Licensee’s dealings with the Suppliers. In the event of any dispute between or among Licensee and the Suppliers, then upon Licensee’s written request, Licensor may, but shall have no obligation, to attempt to mediate any such dispute in order to help facilitate a resolution. Licensee shall remain solely responsible to the Supplier(s) for payment of any Purchased Products ordered from such Supplier(s).

(g)   Licensee shall at all times operate and stock the Retail Locations in a manner at least equal to the local standard of other high-end retail stores for brands with an image, reputation, prestige consistent with the Licensed Property.

(h)   Licensee shall maintain the interior and exterior of the Retail Locations and the surrounding premises in safe, good, clean and attractive condition.

(i) Minimum Retail Stores. During each Contract Year of the Term, Licensee shall be required to operate and maintain a minimum number of Retail Stores and Shop-in-Shops in the Territory (“Minimum Retail Stores” or “MRSs”).

(i) For each Contract Year during the Initial Term, the MRSs shall be:

Contract Year	Minimum Retail Stores
1 (2023/2024)	45
2 (2024/2025)	45
3 (2025/2026)	45
4 (2026/2027)	45
5 (2027/2028)	45
6 (2028/2029)	45
7 (2029/2030)	45
8 (2031/2031)	45
9 (2030/2032)	45
10 (2032/2033)	45

(ii) For each Contract Year during any Renewal Term, the MRS threshold shall be forty-five (45).

10.	E-Commerce Rights:

(a)   The e-commerce rights granted to Licensee in this Section 10 shall be collectively defined as the “E-Comm Rights.” Licensee and Licensor hereby acknowledge that all terms, definitions and provisions set forth in Sections 1 through 7 above apply to the E-Commerce Rights.

(b)   For purposes of this Agreement:

(i) “E-Commerce Website” shall be defined as: the following e-commerce website, including all mobile variations thereof, operated by Licensee, branded with the Licensed Property, located at www.vince.com (“Designated URL”), which sells solely the Licensed Products and Purchased Products (and, subject to Licensor’s Approval in each instance, Third-Party E-Commerce Products) to customers located in the Territory; and

(ii)  “Customer Information” shall be defined as all information provided by or obtained from customers of the E-Commerce Website the name, mailing address, telephone number, e-mail address, mailing and subscriber lists, order and order processing information (including order history) and any other identifying information or related contact information provided by or obtained from customers through the E-Commerce Website and/or provided by or obtained by Licensor; provided, however, for purposes of the Agreement, Customer Information does not include: (A) any information that either Licensee or Licensor owns or to which Licensor or Licensee has the rights and which is obtained from customers other than through transactions contemplated under this Agreement, or (B) any information or data derived from Customer Information, including information relating to the financial performance and/or operations of the E-Commerce Website(s), which in each case is non-personally identifiable information. Licensee shall use Customer Information solely for purposes of the Business, and for no brands other than the Licensed Property (unless otherwise Approved by Licensor). Upon Licensee’s request and subject to applicable Laws, the Parties will discuss in good faith [***], in connection with a potential or actual transaction between Licensee and Affiliate Operator that contemplates or includes a sub-license under this Agreement.

(c)   Notwithstanding anything contained in the Agreement to the contrary, the Parties hereto acknowledge and agree that: (i) as between the Parties, Licensor is the owner of the E-Commerce Website, including, without limitation, any URLs and custom top level and second level domains associated with the E-Commerce Website, and the editorial and product-related content contained on the E-Commerce Website, the Images (as hereinafter defined) [***]; in each case to the [***] from Licensee to Licensor and subject to the terms and restrictions of [***] (it being understood and agreed that Licensee shall [***]; (ii) Licensee shall undertake, using its best efforts, all acts reasonably necessary to surrender control and ownership of the E-Commerce Website to Licensor on expiration or earlier termination of this Agreement; and (iii) the use and operation of the E-Commerce Website shall be subject to the terms and conditions set forth in this Agreement. During the Term, the Parties agree that Licensee shall have the right to use, collect and otherwise process Customer Information in connection with the operation of the E-Commerce Website and the promotion, sale, and distribution of the Licensed Products, subject to the terms and conditions of this Agreement. Following expiration or termination of this Agreement, Licensee may retain and use the data described in (A) and (B) solely to the extent necessary to comply with applicable Laws.

(d)   Licensee hereby acknowledges that Licensee shall not be permitted to sell any third-party branded products or services (other than Approved Collaboration Products) on/through the E-Commerce Website without Approval and Licensee shall not include any third-party content other than in connection with the Licensed Property (including Collaboration Products) on the E-Commerce Website, in accordance with the terms and conditions of this Agreement. Licensee shall only be permitted to sell, and offer for sale, the Licensed Products through the E-Commerce Website in the Territory pursuant to the terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, Licensee shall have a right to sell such third-party branded products and services that are already available for sale on the E-Commerce Website as of the Effective Date (“Third-Party E-Commerce Products”) until Licensor enters into a license agreement with a third party for the production of the same or a similar type of product (e.g., sunglasses, watches, handbags, etc.) as the Third-Party E-Commerce Products bearing the Licensed Property and such products are available to Licensee for purchase and re-sale on the E-Commerce Website; provided that Licensee shall have the limited, non-exclusive right for a period of [***] following Licensee’s receipt of written notice that Licensor has entered into such a license agreement to sell through Licensee’s inventory of such Third-Party E-Commerce Products that was in existence as of the date of such notice.

(e)   Licensee shall actively promote, advertise and sell the Products through the E-Commerce Website, and Licensee shall use commercially reasonable efforts to purchase and offer a full line, representing substantially all currently-available categories of Licensed Products and Purchased Products.

(f)   The E-Commerce Website shall be built, designed and operated in accordance with all applicable Laws, rules, ordinance and regulations, and in accordance with the plans to be reasonably discussed with Licensor. The E-Commerce Website shall be considered “Materials” as such term is defined in the Standard Terms. The E-Commerce Website, as it exists as of the Effective Date, is deemed Approved.

(g)   Licensee shall be responsible for the operations and maintenance of the E-Commerce Website on a regular basis as outlined in this Agreement. The obligation to update and maintain the E-Commerce Website, and all content and technical specifications therefor (including, without limitation, refreshing the general look and feel of the E-Commerce Website on a regular basis in order to include, among other things, the most up-to-date product information and/or seasonal content, etc.) shall belong solely with Licensee, subject to Licensor’s Approval rights under this Agreement. Each Contract Year, Licensee will present to Licensor Licensee’s planned updates and enhancements with respect to the E-Commerce Website for Licensor’s Approval (as applicable), and will reasonably consider any feedback provided by Licensor.

(h)   In connection with Licensee’s operation of the E-Commerce Website, Licensee shall be responsible for the following activities, which shall at all times be subject to Licensor’s Approval:

(i)  Designing and developing the interface of the E-Commerce Website, in a manner materially consistent with design and operation of the E-Commerce Website in existence as of the Effective Date (“Prior Website”) in all manners, including, without limitation, in design, aesthetic look and feel, operation and functionality of the Prior Website; provided that the foregoing shall not limit Licensee’s ability to modernize the E-Commerce Website to reflect current and up-to-date user expectations and technology in accordance with the terms and conditions of this Agreement;

(ii)  Providing or procuring from a reputable, qualified, and first-class third-party vendor (which vendor shall be deemed a ‘Sub-Contractor’ for purposes of this Agreement) hosting and maintenance services for the E-Commerce Website, including, without limitation, E-Commerce Website functionality, interface, data storage, management of services and/or tools provided by third party vendors and upgrading such services and/or tools as necessary to keep the E-Commerce Website operating with current and up-to-date technology;

(iii)   Shooting, re-touching and editing, or procuring from a reputable, qualified, and first-class third-party vendor (which vendor shall be deemed a ‘Sub-Contractor’ for purposes of this Agreement), high-resolution photos of all Licensed Products available for sale through the E-Commerce Website, which photos shall reflect the aesthetic qualities of the high-resolution photos of products displayed on the E-Commerce Website (“Image(s)”), and using commercially reasonably efforts to ensure that the E-Commerce Website displays at least three (3) Images (e.g., front, back and side) for each applicable Licensed Product SKU;

(iv) Providing any and all Images, requested by Licensor in writing to Licensor and/or any third party designated by Licensor in writing to Licensor and/or any such third party, at Licensor’s and/or such third party’s sole cost and expense, which Licensor and/or any such third party shall be free to use (subject to the remainder of this sentence) for such purposes as are specified in writing to Licensee; provided, however, that Licensee shall notify Licensor and any such third party of any terms, conditions, or limitations applicable to the use of any such Images. Licensee shall obtain any and all necessary rights for Licensee to use Images (including, without limitation, on the E-Commerce Website); [***]. Licensee shall provide Licensor and/or any such third party with details of any and all restrictions regarding [***];

(v)   Providing reasonable customer care services consistent with (or more favorable to customers than) industry standards for brands similarly situated to the Licensed Property, such as a call center and email Communications, during Licensee’s standard customer service hours as of the Effective Date (which standard customer service hours Licensee will use commercially reasonable efforts to ensure are between 10:00am and 7:00pm local time (at a minimum), provided that in no event shall the overall level of service be materially diminished from what it is as of the Effective Date), in the Territory, and which shall, at a minimum, be no less than the customer care services offered by Licensee as of the Effective Date;

(vi) Managing the storage and warehousing of Licensed Products, as applicable;

(vii)  Displaying Licensed Product pricing in all applicable local currencies in the Territory and coordinating payment processing for customer purchases of the Licensed Products;

(viii)  Managing the fulfillment, shipping, handling and delivery of Licensed Products to customers;

(ix) Offering discounts and markdowns on Licensed Products according to Licensee’s reasonable plans and cadences that are consistent with the image, reputation and prestige of the Licensed Property and the Licensed Products as of the Effective Date, and otherwise in accordance with this Agreement;

(x)   Providing Licensor with monthly sales reports of sales analytics including, but not limited to: gross sales, Net Sales, quantities, returns, Royalties, etc. (“Monthly Sales Report(s)”), such Monthly Sales Reports shall be submitted to Licensor once a month within ten (10) business days of the end of each calendar month and shall provide information for the immediately preceding month;

(xi) Providing Licensor with monthly marketing reports of marketing analytics including, but not limited to: E-Commerce Website traffic, references, etc. (“Monthly Marketing Report(s)”), such Monthly Marketing Reports shall be submitted to Licensor within ten (10) business days of the end of each calendar month during the Term and shall provide information for the immediately preceding calendar month;

(xii)  Using current industry standard tools to develop and maintain a safe and secure environment for users of the E-Commerce Website (including, without limitation, when collecting and maintaining Customer Information and processing payment transactions, etc.) as well as developing and implementing an appropriate Privacy Policy and Terms of Use for such users in accordance with the terms of the Agreement and all applicable Laws;

(xiii)  Ensuring that the Privacy Policy and Terms of Use for the E-Commerce Website inform all users thereof of any collection or use of Customer Information as required by applicable Laws;

(xiv) Providing, upon reasonable written request and subject to the entry of any such additional agreements as are reasonably necessary to ensure the Parties’ compliance with applicable data protection Laws, [***]; and

(xv)   Providing Licensor with user access to web analytics from Google during the Term (including, but not limited to, Google Analytics, Google Search Console, Google Merchant Center, Google AdWords, Google Tag Manager and Google My Business).

11.	Net Sales:

(a)   For purposes of this Agreement: “Net Sales” shall be defined, individually and collectively, as Net Retail Sales and Net Wholesale Sales, unless specifically identified, as follows:

(i) “Net Retail Sales” shall be defined as: Licensee’s and any of its subsidiaries’ and other affiliates’ (including, by way of example and not limitation, Affiliate Operators’) gross revenue from or relating to sales (or rentals, as applicable) of Licensed Products, Purchased Products, and any other products and services (e.g., Third-Party Retail Products and Third-Party E-Commerce Products) to/through the Retail Locations and the E-Commerce Website, as well as the Approved Accounts ‘Rent The Runway’ and ‘Vince Unfold’ (individually and collectively, the “Retail Accounts”) less only: (A) applicable sales taxes, (B) actual bona fide returns of Licensed Products supported by credit memoranda actually issued to customers, and (C) Licensee’s actual out-of-pocket shipping and insurance costs actually paid to unaffiliated third parties, but, in each case, only if actually billed to customers at Licensee’s actual out-of-pocket cost (with no markup or profit for Licensee) and stated separately on the written invoice issued by Licensee to such customer for such products; and

(ii)  “Net Wholesale Sales” shall be defined as: Licensee’s and any of its subsidiaries’ and other affiliates’ (including, by way of example and not limitation, Affiliate Operators’) gross sales of Licensed Products to/through the Approved Accounts (excluding the Retail Accounts), less only: (A) applicable sales taxes, (B) Deductions (as hereinafter defined), and (C) shipping and insurance costs (including shipping errors and freight deductions), but, in each case, only if actually billed to customers and stated separately on the invoice. “Deduction(s)” shall be defined as: (W) the amount of any discounts actually earned and taken by customers for prompt payments (e.g., payment terms discounts) (but not estimated discounts), (X) authorized returns actually made by customers for Licensed Products; (Y) markdowns, allowances, and chargebacks actually given to/taken by customers; and (Z) quality adjustments. The total of all Deductions to arrive at Net Wholesale Sales shall not exceed [***] of total gross sales to/through the Approved Accounts (excluding the Retail Accounts) per Contract Year.

(b)   Net Sales accrue in the Contract Quarter during which the Licensed Products are sold by Licensee, regardless of when or if Licensee collects the revenue from such sale. For purposes of this Agreement, a Licensed Product shall be considered “sold” upon the date when such Licensed Product is invoiced, shipped or paid for, whichever event occurs first.

12.	Minimum Net Sales:	During the Term, Licensee shall be required to meet certain minimum Net Sales thresholds (“Minimum Net Sales”). (i) For each Contract Year during the Initial Term, the Minimum Net Sales shall be:

Contract Year	Minimum Net Sales
1 (2023/2024)	[***]
2 (2024/2025)	[***]
3 (2025/2026)	[***]
4 (2026/2027)	[***]
5 (2027/2028)	[***]
6 (2028/2029)	[***]
7 (2029/2030)	[***]
8 (2030/2031)	[***]
9 (2031/2032)	[***]
10 (2032/2033)	[***]

(ii)  For each Renewal Term (if any): (A) the first Contract Year’s Minimum Net Sales shall be the greater of: (I) [***] of the Minimum Net Sales of the final Contract Year of the preceding Contract Period; or (II) [***] of the [***] of the actual Net Sales in the [***] of the preceding Contract Period; and (B) the Minimum Net Sales for each subsequent Contract Year within that same Contract Period shall be [***] of the prior Contract Year’s Minimum Net Sales.

(iii)  Upon Licensee’s reasonable request, the Parties will meet and confer in good faith to discuss a potential reasonable corresponding adjustment to the Minimum Net Sales in the event Licensee, due to no fault of Licensee, [***].

(b)   Notwithstanding anything to the contrary contained in the Agreement, [***], Licensee shall not be deemed in breach of this Agreement, provided that Licensor shall have the right to terminate the Agreement in the event that Licensee fails to achieve Minimum Net Sales in consecutive years pursuant to Section 9(a)(i)(I) of the Standard Terms.

13.	Royalty(ies):	(a) “Royalty(ies)” shall be defined as: (i) [***] of Net Retail Sales; and (ii) [***] of Net Wholesale Sales.

14.	Guaranteed Minimum Royalty:

(a)   “Guaranteed Minimum Royalty(ies)” (also referred to herein as “GMR(s)”) shall be defined as non-returnable advances recoupable against Royalties earned in the same Contract Year.

(i) For each Contract Year during the Initial Term, the GMR shall be:

Contract Year	Guaranteed Minimum Royalty
1 (2023/2024)

$5,500,000 USD

plus

$2,750,000 USD multiplied by a fraction, the numerator of which is the number of calendar days left in the current Contract Quarter commencing with the Effective Date and the denominator of which is the total number of calendar days in the full Contract Quarter in which the Effective Date exists.1

2 (2024/2025)	$11,000,000 USD
3 (2025/2026)	$11,000,000 USD
4 (2026/2027)	$11,000,000 USD
5 (2027/2028)	$11,000,000 USD
6 (2028/2029)	$11,000,000 USD
7 (2029/2030)	$11,000,000 USD
8 (2030/2031)	$11,000,000 USD
9 (2031/2032)	$11,000,000 USD
10 (2032/2033)	$11,000,000 USD

(ii)  For each Renewal Term (if any), the GMR for each Contract Year in such Renewal Term shall be equal to the greater of (A)[***] of the GMR of the [***] or (B) [***] of the [***] of the actual earned Royalties [***] of the preceding Contract Period.

1

If the Effective Date is on or after July 30, 2023, then the amount of the GMR for Contract Year 1 (2023/2024) and the calculation of the amount of the Signing Payment in Section 15(a)(i) of the Commercial Terms will be amended to have the partial quarter be the third Contract Quarter of Contract Year 1 (2023/2024).

(b)   Licensee hereby acknowledges that the GMR is payable to Licensor even if Licensee fails to manufacture, sell or market the Licensed Products during the Term, and is a condition of Licensor entering into the Agreement.

(c)   Overages and Royalty Shortfalls.

(i) [***]

(ii)  Licensee must always make the GMR payments to Licensor as and when required hereunder. [***].

(iii)  [***].

15.	Payments to Licensor:

(a)   Timing of Payments.

(i) Payments Due on Signing of Agreement. Licensee shall pay an amount equal to the [***] (“Signing Payment”) concurrent with or within five (5) Business Days following the Closing.

(ii)  Minimums.

(A)  For the remaining two fiscal quarters of Contract Year 1 (2023/2024), Licensee shall pay the GMR to Licensor in equal quarterly installments of [***] on or before [***] and equal quarterly installments of [***] to Licensor within fifteen (15) days of [***].

(B)  Beginning with Contract Year 2 (2024/2025), and for each Contract Year thereafter for the remainder of the Initial Term, Licensee shall pay the GMR to Licensor in equal quarterly installments of [***] on or before the [***], and equal quarterly installments of [***] to Licensor within [***].

(C)  Beginning with Renewal Term 1 (if any), and for each Contract Year during Renewal Term 1 and thereafter for the remainder of the Term, Licensee shall pay the GMR to Licensor in equal quarterly installments of [***] the GMR for such Contract Year on or before the [***], and [***] for such Contract Year to Licensor within [***].

(iii)  Actuals. In the event that the actual earned Royalties in a given [***] exceed the previously-paid portion of the GMR attributable to such [***], Licensee shall pay the Royalties in excess of the previously paid portion of the GMR [***], to Licensor within [***] days of the end of such [***].

(b)   Wire Instructions. Licensee shall be solely responsible for any costs and/or fees associated with making any and all payments to Licensor as required under this Agreement, including, without limitation, wire transfer fees. Licensee shall pay all sums due to Licensor by wire transfer to the following account, unless otherwise instructed by Licensor and memorialized in a written amendment to this Agreement, duly executed by authorized signatories of, and delivered by, each of the Parties hereto:

Payee: ABG Intermediate Holdings 2, LLC

Bank of America

One Bryant Park

New York, NY 10036

Account Number: [***]

ABA Routing Number (for domestic transfers):

Wire: [***] / ACH: [***]

Swift Code (for international transfers): [***]

(c)   Currency. All monetary figures included herein are in United States Dollars.

16.	Advertising & Promotion:

(a)   For purposes of this Agreement, “Advertising & Promotion” shall be defined as any and all efforts, products, advertisements, social media posts and the like, made for the purpose of marketing, selling and distributing the Licensed Products.

(b)   Licensee shall spend a minimum of [***] of Net Sales in each Contract Year during the Term on Advertising & Promotion expenditures for the Licensed Property and/or Licensed Products (the “Advertising Commitment”). The Advertising Commitment may be spent on costs and expenses attributable to each of the following, so long as the same arise directly from, and relate directly to, the Licensed Products: Tradeshows (as hereinafter defined), Summits (as hereinafter defined), digital advertising (e.g., search engine optimization, search engine marketing, etc.), public relations, point-of-sale advertising, store fixtures, and co-op advertising. In no event shall the Advertising Commitment be utilized for any general overhead, administrative or development costs or expenses. At the end of each Contract Year, if Licensee has not spent the entire Advertising Commitment if and as required hereunder (Licensee’s actual spend being defined herein as the “Actual AC Spend”), Licensee shall spend the difference between the Advertising Commitment and the Actual AC Spend (the “AC Shortfall”) on Advertising & Promotion of the Licensed Products [***].

17.	Tradeshows & Summits:

(a)   If requested by Licensor, Licensee shall participate in at least one (1) major tradeshow(s) to promote Licensed Products (each, a “Tradeshow”), designated by Licensor in Licensor’s sole discretion, per calendar year during the Term (for clarity, participation in more than one (1) tradeshow in any given calendar year is in Licensee’s commercially reasonable discretion). Licensee’s participation in any such Tradeshows shall be at Licensee’s sole cost and expense.

(b)   In the event that Licensor elects to host one (1) or more licensing summit(s) for Licensor’s other licensees and/or partners (“Summit(s)”) during the Term, then Licensee shall, upon Licensor’s request, attend one (1) such Summit per calendar year and additional Summits in such calendar year in Licensee’s commercially reasonable discretion, in each case, at Licensee’s sole cost and expense.

18.	Discounted Products & Free Units; Know-How:

(a)   Licensee shall offer to sell Licensed Products to Licensor’s employees (and shall actually sell to Licensor’s employees, if so desired by such employees), for their personal use, at the price discounts generally offered to Licensee’s own employees, but in no event at a price greater than Licensee’s regular United States wholesale prices therefor.

(b)   Licensee shall ship, at Licensee’s sole cost, up to [***] of Licensed Products (measured at Licensee’s LDP Cost) to Licensor in each Contract Year during the Term (“Free Units”). The assortment of Free Units shall be at Licensor’s sole discretion and will not be sold by Licensor.

(c)   In addition to the Free Units, Licensee shall provide the Licensor Parties, at no charge, such number of Licensed Products, and copies of various executions of the Advertising & Promotion, as such Licensor Parties may reasonably request from time to time for fashion shows, special events and presentations, showroom display, promotional photo shoots, photo layouts, retail displays, premium offers, giveaways, sales incentives, charitable giving, donations, gift-with-purchase programs, and for other promotional / public relations efforts (“PR Samples”). In the event that any PR Samples are needed prior to the commencement of production of the same seasonal collection of Licensed Products, Licensee shall provide pre-production samples of Licensed Products. In the event Licensee is unable to supply the Licensor Parties with PR Samples, the Licensor Parties shall have the right to source the same from third parties, with Licensee’s prior written consent not to be unreasonably withheld, conditioned or delayed, and such activity shall not be deemed a breach of exclusivity rights, if any, that may be granted under this Agreement. All PR Samples shall only be used for promotional purposes and shall not be sold by Licensor.

(d)   In no event shall Licensee be required to provide or sell Free Units and PR Samples with a combined value in excess of [***] per Contract Year (based on Licensee’s LDP cost).

(e)   Provision of Know-How.

(i) During the Term, Licensee hereby agrees to facilitate the sale of those Licensed Products from Licensee’s suppliers to Licensor’s third party licensees / partners (collectively, “Licensor Party(ies)”) for distribution and sale outside of the Territory at a price equal to: (A) the actual freight on board manufacturing cost for each Licensed Product (“FOB Cost”); plus (B) a specified percentage fee equal to [***] of such FOB Cost for each Licensed Product to be paid by such Licensor Party(ies) to Licensee (“Commission” and collectively with FOB Cost, the “Favorable Price”). In its capacity to facilitate the sale of Licensed Products to/through Licensor Party(ies) at the Favorable Price, Licensee agrees, in consultation with Licensor, to use commercially reasonable efforts during the Term to: (A) provide general support services regarding the Licensed Products to be purchased by the Licensor Party(ies) for purposes of establishing optimal practices and efficiencies regarding the business to be conducted in connection with the Licensed Products as contemplated hereunder, and (B) reasonably designate certain personnel to generally manage day-to-day communications and business matters with certain Licensor Party(ies) to the extent Licensee facilitates the sale of Licensed Products to such Licensor Party(ies) at the Favorable Price. For the avoidance of doubt, the FOB Cost will be paid directly by the Licensor Party(ies) to the supplier for such Licensed Products with no assumption of credit risk or other liability by Licensee and the Commission will be paid directly to Licensee.

(ii)  Without limiting Section 7(d)(i) of the Commercial Terms of the Agreement above, Licensee acknowledges and agrees that during the Term, there may be certain cost prohibitive circumstances (e.g., import duties, etc.) and/or other scenarios, whereby certain Licensor Party(ies) may be unable to and/or otherwise may not desire to purchase Licensed Products directly from or through Licensee’s suppliers. Accordingly, Licensee shall be required to provide and deliver to each applicable Licensor Party(ies), commercially reasonable quantities of Product based know-how relating specifically to the production and manufacture of Licensed Product(s), including, without limitation, tech packs, designs, patterns, information concerning research/development/design/fabrication services, information concerning sourcing/buying services and product(s) know-how services, in each case, for product(s) which are the same or substantially similar to the Licensed Product(s) sold by or on behalf of Licensee (collectively, the “Know-How”), which may be utilized by the applicable Licensor Party(ies) to itself produce, manufacture and otherwise source the Licensed Products for distribution and sale outside of the Territory. Licensee shall be entitled to receive a specified fee payable directly from the applicable Licensor Party(ies) to whom Licensee provides such Know-How at a price equal to: (I) Licensee’s actual cost of the Know-How actually provided to the Licensor Party(ies) (“Actual

KH-Cost”); plus (II) a specified percentage fee equal to [***] of the Licensor Party(ies) FOB Cost of the Licensed Products manufactured and sold using the Know-How (“Know-How-Fee”), which Know-How-Fee shall be negotiated directly between Licensee and the applicable Licensor Party and may be set forth in the applicable Services Agreement (as hereinafter defined) to be entered into directly by Licensee and the applicable Licensor Party, in each instance.

(iii)  In the event that Licensee reasonably determines that (I) [***] or (II) the [***], then in either case ((I) or (II)), upon Licensee’s request, the Parties will meet and discuss in good faith potential solutions to address [***].

(iv) Licensee further acknowledges and agrees that, it will be required to enter into a separate written agreement(s) (“Services Agreement(s)”) with all Licensor Party(ies) in connection with: (A) any and all assistance provided by Licensee to Licensor Party(ies) to facilitate sales of Licensed Products from Licensee’s suppliers to Licensor Party(ies) and for the Commission payable to Licensee in connection therewith; and/or (B) any and all Know-How to be provided or delivered to the Licensor Party(ies) and for the Actual KH-Cost plus Know-How Fee payable to Licensee in connection therewith. Licensee acknowledges that it shall contract directly with any and all Licensor Party(ies) for any and all aspects and all matters relating to the Services Agreements, including, but not limited to, the Commission, Know-How and the Know-How-Fee. Licensee acknowledges that Licensor shall not be liable or responsible in any event in connection with any of Licensee’s dealings with Licensor Party(ies). In the event of any dispute between or among Licensee and any Licensor Party regarding any Services Agreement, then upon receipt of Licensee’s written request, Licensor may, but shall have no obligation, to attempt to mediate any such dispute in order to help facilitate a resolution. The Services Agreement may include provisions to the effect that (1) the Licensor Party will pay suppliers for Licensed Products and Licensee for the Commission, Know-How-Fee and Actual KH-Cost, (2) Licensee will not assume any credit risk or other liability in respect of the Licensed Products, and (3) Licensor Party will be solely responsible for meeting import, export, labeling and other compliance obligations arising under the Laws of the jurisdiction in which it operates or distributes Licensed Products. Licensor and Licensee each hereby acknowledge and agree, that any and all terms and/or negotiations relating to the Services Agreements shall be handled and negotiated directly between Licensee and Licensor Party in each instance, and Licensor shall incur no liability of any kind in connection therewith. In addition, as between Licensor and Licensee, Licensee shall be responsible for ensuring that each Services Agreement includes the procedures, terms and conditions, pursuant to which: (I) Licensee will facilitate the sale of the Licensed Products from Licensee’s suppliers to the Licensor Party(ies) in return for receiving the Commission on such sales; and (II) Licensee will provide and deliver the Know-How to the Licensor Party(ies) in exchange for the Know-How-Fee and Actual KH-Cost. The Parties agree that no Royalties will be owed or accrue on the Know-How-Fee, Actual KH-Cost, Commission or similar amounts payable by Licensor Parties to Licensee under a Services Agreement.

19.	Insurance:

(a)   Licensee shall procure and maintain, at its sole cost and expense, and shall use commercially reasonable efforts cause its Sub-Contractors to obtain, at their sole cost and expense, during the Term and for a period of three (3) years thereafter (“Insurance Period”), comprehensive general liability insurance (including, without limitation, product liability insurance, inventory insurance, worker’s compensation insurance, operations liability insurance, advertising injury insurance, and intellectual property insurance), to defend and protect against claims arising out of or in connection with Licensee’s operation the Business, the Licensed Products and the Advertising & Promotion thereof. Such insurance policies must be obtained from a reputable provider reasonably acceptable to Licensor, in an amount not less than Five Million United States Dollars ($5,000,000 USD) in the aggregate, or Licensee’s standard insurance policy limits, whichever is greater.

(b)   Within five (5) business days of the date on which this Agreement is fully executed, Licensee shall submit to Licensor a certificate of insurance naming each of Licensor and Authentic Brands Group, LLC (“ABG”) as additional insureds (“COI”), which COI, or a renewal or replacement thereof, shall remain in force at all times during the Insurance Period, and shall require the insurer to provide at least thirty (30) days’ prior written notice to Licensee, and all additional insureds, of any termination, cancellation or modification thereof.

20.	Miscellaneous:

(a)   Within fifteen (15) business days of the date on which this Agreement is fully executed (or such other time mutually agreed by the Parties), Licensee shall:

(i) At Licensee’s sole cost, meet with Licensor’s creative, marketing, and branding team at Licensor’s office in New York City, New York, for a one-day introductory workshop for the Business; and

(ii)  At Licensee’s sole cost, schedule and actively participate in a demonstration of Licensor’s reporting and approvals software, RoyaltyZone, a detailed explanation of which can be found at www.royaltyzone.com (“RoyaltyZone”). Throughout the Term, Licensee shall comply with all accounting and approvals obligations set forth in the Agreement via RoyaltyZone.

(b)   As used in this Agreement, “Business” shall be defined as the business and other activities carried out by Licensee in connection with this Agreement, including the exercise of the Licensed Rights.

[Signature page follows]

A. Each Party agrees to, and accepts, the Standard Terms & Conditions (“Standard Terms”), which, in addition to these Commercial Terms, and unless otherwise agreed by the Parties in writing, govern Licensee’s use of the Licensed Property and the operation of the Business contemplated hereunder. The Standard Terms are set forth on Schedule C, attached hereto and incorporated herein by reference. These Commercial Terms, together with Standard Terms, and any other schedules, exhibits, attachments or addenda to either (collectively, the or this “Agreement”) collectively: (a) represent the complete agreement of the Parties with respect to the subject matter hereof; (b) are fully binding on the Parties hereto; and (c) supersede all previous documents and negotiations. In the event of any conflict between the terms contained in the Commercial Terms of the Agreement and the terms contained in the Standard Terms of the Agreement, the Commercial Terms shall govern. Each Party represents and warrants that it, prior to its execution hereof, had the opportunity to provide a copy of these Commercial Terms and the Standard Terms to, and review the same with, legal counsel of its own choosing, and that it has either obtained advice from such legal counsel or has declined to seek such advice.

B. The Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to conflicts of law principles. All rights which are not specifically granted and licensed to Licensee in the Agreement are hereby reserved by Licensor, and Licensor may exercise such rights at any time. The Agreement shall not be binding upon Licensor unless or until such time as Licensor has signed this Agreement and received the Signing Payment.

AGREED & ACCEPTED:			AGREED & ACCEPTED:

LICENSEE:			LICENSOR:
Vince, LLC, for itself and all Affiliate Operators			ABG-Vince, LLC

By:	/s/	Jonathan Schwefel	By:	/s/ Jay Dubiner
Print:		Jonathan Schwefel	Print:	Jay Dubiner
Title:		Chief Executive Officer	Title:	Chief Legal Officer
Date:		May 25, 2023	Date:	May 25, 2023

[Signature page to Vince License Agreement]

This Schedule A is attached to and made part of the Agreement between ABG-Vince, LLC (“Licensor”) and Vince, LLC (“Licensee”) dated as of the Closing.

SCHEDULE A

Registrations

Trademark	Jurisdiction	Application Number	Application Date	Registration Number
VINCE	Argentina	3285271	Oct 18 2013	2837770
VINCE	Argentina	3285272	Oct 18 2013	2888967
VINCE	Argentina	3285273	Oct 18 2013	2700351
VINCE	Argentina	3308029	Feb 7 2014	2835835
VINCE	Australia	1667206	Sep 23 2014	IR 1230411
VINCE	Australia	1967101	Apr 11 2014	1967101
VINCE	Australia	1471257	Jan 25 2012	1471257
VINCE	Australia	1240481	Apr 9 2008	IR 960474
VINCE	Australia	1728175	Jul 29 2015	IR 12668747
VINCE	Australia	2083460	Mar 9 2020	IR 1526960
VINCE	Azerbaijan	1230411	Sep 23 2014	1230411
VINCE	Azerbaijan	1268747	Jul 29 2015	1268747
VINCE	Azerbaijan	960474	Apr 9 2008	960474
VINCE	Brazil	829702067	Apr 28 2008	829702067
VINCE	Brazil	829702130	Apr 28 2008	829702130
VINCE	Brazil	829702148	Apr 28 2008	829702148
VINCE	Brazil	840785798	Feb 6 2014	840785798
VINCE	Canada	1696081	Sep 30 2014	963,605
VINCE	Canada	1164353	Jan 8 2003	TMA658558
VINCE	Canada	1667952	Mar 13 2014	TMA1041289
VINCE	Canada	1979033	Aug 5 2019	N/A
VINCE	Chile	1.78.038	Oct 10 2013	1.135.483
CRAFTED BY VINCE	China	61013199	Dec 1 2021	61013199
CRAFTED BY VINCE	China	61037264	Dec 1 2021	61037264
CRAFTED BY VINCE	China	61432211	Dec 15 2021	61432211
VINCE	China	21377070	Sep 22 2016	21377070
VINCE	China	30258435	Apr 16 2018	30258435
VINCE	China	44037613	Feb 11 2020	44037613
VINCE	China	40589568	Aug 26 2019	40589568
VINCE	China	61475152	Dec 17 2021	61475152
VINCE	China	40589567	Aug 26 2019	40589567
VINCE	China	26453967	Sep 18 2017	26453967
VINCE	China	8249979	Apr 28 2010	8249979
VINCE	China	15440057	Sep 9 2014	15440057
VINCE	China	55708446	Apr 29 2021	55708446
VINCE	China	59257557	Sep 15 2021	59257557
VINCE	China	20841470	Aug 2 2016	20841470
VINCE	China	61668436	Dec 24 2021	61668436
VINCE	China	61490545	Dec 17 2021	61490545
VINCE	China	61661750	Dec 24 2021	61661750
VINCE	China	18933445	Jan 20 2016	18933445

Trademark	Jurisdiction	Application Number	Application Date	Registration Number
VINCE	China	61482571	Dec 17 2021	N/A
VINCE	China	63733928	Apr 1 2022	N/A
VINCE	China	67974519	Nov 17 2022	N/A
VINCE	China	63724835	Apr 1 2022	N/A
VINCE	China	61487908	Dec 17 2021	N/A
VINCE	China	61675451	Dec 24 2021	N/A
VINCE	China	63934900	Apr 13 2022	N/A
VINCE	China	65284114	Jun 14 2022	N/A
VINCE UNFOLD	China	43996082	Feb 4 2020	43996082
VINCE UNFOLD	China	43994914	Feb 4 2020	43994914
	China	21456777	Sep 29 2016	21456777
	China	21456779	Sep 29 2016	21456779
	China	65320248	Jun 15 2022	65320248
	China	65299950	Jun 15 2022	65299950
	China	65304265	Jun 15 2022	65304265
	China	67356489	Sep 22 2022	N/A
	China	65386952	Jun 17 2022	N/A
CRAFTED BY VINCE	EUTM	018614188	Dec 3 2021	018614188
CRAFTED BY VINCE	EUTM	018623567	Dec 16 2021	018623567
VINCE	EUTM	018210146	Mar 12 2020	18210146
VINCE	EUTM	1230411	Sep 23 2014	1230411
VINCE	EUTM	017980080	Nov 2 2018	017980080
VINCE	EUTM	002996700	Jan 7 2003	002996700
VINCE	EUTM	960474	Apr 9 2008	960474
VINCE	EUTM	1268747	Jul 29 2015	1268747
VINCE	EUTM	18080315	Jun 10 2019	18080315
VINCE	EUTM	1526960	Mar 9 2020	1526960
VINCE	Hong Kong	302747601	Sep 25 2013	302747601
VINCE	Hong Kong	200310246	Jan 6 2003	200310246
VINCE	Hong Kong	305032890	Aug 21 2019	305032890
VINCE	Hong Kong	302888308	Feb 6 2014	302888308
VINCE	Iceland	V0097249	Jun 24 2015	V0097249
VINCE	Iceland	V0101380	Aug 2 2016	V0101380
VINCE	India	IR 1230411 (2915929)	Sep 23 2014	IR 1230411
VINCE	India	3345620	Aug 25 2016	3345620
VINCE	Indonesia	D002014003164	Jan 24 2014	IDM000531739
VINCE	Indonesia	D002014011705	Mar 17 2014	IDM000528394
VINCE	Israel	310410	Sep 23 2014	310410
VINCE	Israel	1230411 (271212)	Sep 23 2014	1230411
VINCE	Israel	279024	Jul 29 2015	279024
VINCE	Israel	286929	Aug 2 2016	286929
VINCE	Israel	327125	Mar 9 2020	327125
VINCE	Japan	1230411	Sep 23 2014	1230411
VINCE	Japan	2015069506	Jul 21 2015	0005814277
VINCE	Japan	2019-081126	Jun 7 2019	6258074
VINCE	Japan	1268747	Jul 29 2015	1268747
VINCE	Japan	2003000161	Jan 6 2003	0004718937
VINCE	Japan	2011064829	Sep 8 2011	0005476864

Trademark	Jurisdiction	Application Number	Application Date	Registration Number
VINCE	Japan	1526960	Mar 9 2020	1526960
VINCE	Jordan	130961	Oct 27 2013	130961
VINCE	Jordan	130960	Oct 27 2013	130960
VINCE	Jordan	130959	Oct 27 2013	130959
VINCE	Jordan	134001	Feb 6 2014	134001
VINCE	Kazakhstan	1230411	Sep 23 2014	1230411
VINCE	Kazakhstan	960474	Apr 9 2008	960474
VINCE	Kazakhstan	1268747	Jul 29 2015	1268747
VINCE	Kazakhstan	1526960	Mar 9 2020	1526960
VINCE	Kuwait	145137	Nov 14 2013	124437
VINCE	Kuwait	145138	Nov 14 2013	123346
VINCE	Kuwait	145139	Nov 14 2013	123347
VINCE	Kuwait	148455	Feb 18 2014	148455
VINCE	Lebanon	10251	Oct 30 2013	154013
VINCE	Lebanon	14959	Feb 18 2014	157923
VINCE	Macau	164343	Jan 7 2020	164343
VINCE	Macau	164344	Jan 7 2020	164344
VINCE	Macau	164345	Jan 7 2020	164345
VINCE	Macau	164346	Jan 7 2020	164346
VINCE	Macau	164341	Jan 7 2020	164341
VINCE	Macau	164347	Jan 7 2020	164347
VINCE	Macau	164342	Jan 7 2020	164342
VINCE	Mexico	2342251	Mar 10 2020	2229322
VINCE	Mexico	1671329	Jul 29 2015	1775039
VINCE	Mexico	2342252	Mar 10 2020	2229323
VINCE FASHION	Mexico	1644021	Aug 12 2015	1599631
VINCE	Morocco	1268747	Jul 29 2015	1268747
VINCE	New Zealand	1020644	Sep 16 2013	1020644
VINCE	New Zealand	1195900	Nov 23 2021	1195900
VINCE	Norway	201508850	Sep 16 2013	283274
VINCE	Norway	201408803	Apr 9 2008	960474
VINCE	Norway	201512699	Jul 29 2015	1268747
VINCE	Norway	202005323	Mar 9 2020	1526960
VINCE	Oman	104175	Aug 17 2016	104175
VINCE	Oman	1268747	Jul 29 2015	1268747
VINCE	Oman	104176	Aug 17 2016	104176
VINCE	Philippines	1230411	Sep 23 2014	1230411
VINCE	Qatar	85612	Dec 3 2013	85612
VINCE	Qatar	85613	Dec 3 2013	85613
VINCE	Qatar	85614	Dec 3 2013	85614
VINCE	Qatar	87262	Feb 17 2014	87262
VINCE	Republic of Korea (South)	40-2018-0149907	Oct 31 2018	40-1567528
VINCE	Republic of Korea (South)	1230411	Sep 23 2014	1230411
VINCE	Republic of Korea (South)	40-2019-0087946	Jun 7 2019	40-1625123
VINCE	Republic of Korea (South)	1268747 (TM058837)	Jul 29 2015	1268747
VINCE	Republic of Korea (South)	4020110021472	Apr 20 2011	40-0925220

Trademark	Jurisdiction	Application Number	Application Date	Registration Number
VINCE	Republic of Korea (South)	4020100053052	Oct 15 2010	40-0892258
VINCE	Republic of Korea (South)	4520070004932	Nov 5 2007	4500327550000
VINCE	Republic of Korea (South)	4120110011189	Apr 20 2011	41-0245950
VINCE	Republic of Korea (South)	1209139	Feb 26 2014	1209139
VINCE	Russian Federation	2015722189	Jul 17 2015	595308
VINCE	Russian Federation	1230411	Sep 23 2014	1230411
VINCE	Russian Federation	1268747	Jul 29 2015	1268747
VINCE	Russian Federation	960474	Apr 9 2008	960474
VINCE	Russian Federation	1526960	Mar 9 2020	1526960
VINCE	Saudi Arabia	1435001491	Nov 27 2013	1435001491
VINCE	Saudi Arabia	1435001492	Nov 27 2013	1435001492
VINCE	Singapore	40201512654V	Sep 16 2013	40201500212V
VINCE	Singapore	1230411	Sep 23 2014	1230411
VINCE	Singapore	960474 (T0806430D)	Apr 9 2008	960474 (T0806430D)
VINCE	South Africa	2013/27764	Oct 7 2013	2013/27764
VINCE	South Africa	2013/27765	Oct 7 2013	2013/27765
VINCE	South Africa	2013/27766	Oct 7 2013	2013/27766
VINCE	South Africa	2014/03077	Feb 6 2014	2014/03077
VINCE	Switzerland	00324/2015	Sep 16 2013	679260
VINCE	Switzerland	960474	Apr 9 2008	960474
VINCE	Switzerland	1268747	Jul 29 2015	1268747
VINCE	Switzerland	1526960	Mar 9 2020	1526960
VINCE	Taiwan	097016454	Apr 10 2008	01377063
VINCE	Taiwan	103016900	Mar 28 2014	1670305
VINCE	Thailand	692936	Apr 18 2008	Kor375286
VINCE	Thailand	692937	Apr 18 2008	Kor315178
VINCE	Thailand	692938	Apr 18 2008	Bor43665
VINCE	Thailand	930018	Mar 17 2014	161110830
VINCE	Turkey	1179018	Sep 16 2013	1179018
VINCE	Turkey	1230411	Sep 23 2014	1230411
VINCE	Turkey	IR 960474 (2008/33057)	Apr 9 2008	IR 960474 (2008/33057)
VINCE	Turkey	1268747	Jul 29 2015	1268747
VINCE	Turkey	202022236	Feb 21 2020	202022236
VINCE	Ukraine	m201512201	Sep 16 2013	207937
VINCE	Ukraine	1230411	Sep 23 2014	1230411
VINCE	Ukraine	2016 16576	Aug 1 2016	241280
VINCE	Ukraine	1526960	Mar 9 2020	1526960
VINCE	United Arab Emirates	200153	Oct 29 2013	200153
VINCE	United Arab Emirates	200154	Oct 29 2013	200154
VINCE	United Arab Emirates	200155	Oct 29 2013	200155
VINCE	United Arab Emirates	207023	Mar 2 2014	207023
CRAFTED BY VINCE	United Kingdom	UK00003728779	Dec 3 2021	UK00003728779
CRAFTED BY VINCE	United Kingdom	UK00003733824	Dec 16 2021	UK00003733824

Trademark	Jurisdiction	Application Number	Application Date	Registration Number
VINCE	United Kingdom	UK00003700373	Sep 24 2021	UK00003700373
VINCE	United Kingdom	UK00801230411	Sep 23 2014	UK00801230411
VINCE	United Kingdom	UK00917980080	Nov 2 2018	UK00917980080
VINCE	United Kingdom	UK00902996700	Jan 7 2003	UK00902996700
VINCE	United Kingdom	UK00800960474	Apr 9 2008	UK00800960474
VINCE	United Kingdom	UK00801268747	Jul 29 2015	UK00801268747
VINCE	United Kingdom	UK00918080315	Jun 10 2019	UK00918080315
VINCE	United Kingdom	UK00003467062	Feb 14 2020	UK00003467062
VINCE	United Kingdom	UK00801526960	Mar 9 2020	UK00801526960
	United States of America	86978017	Apr 10 2014	4902935
	United States of America	85129380	Sep 14 2010	3954984
	United States of America	85129527	Sep 14 2010	4258156
	United States of America	85129401	Sep 14 2010	3954985
	United States of America	97139034	Nov 23 2021	N/A
	United States of America	88979933	May 28 2019	6472250
	United States of America	90976062	Jul 29 2020	6641227
	United States of America	97329449	Mar 24 2022	N/A
	United States of America	97715378	Dec 13 2022	N/A
	United States of America	90080064	Jul 29 2020	N/A
	United States of America	90433966	Dec 30 2020	N/A
CRAFTED BY VINCE	United States of America	97077214	Oct 15 2021	6894917
CRAFTED BY VINCE	United States of America	97166649	Dec 10 2021	6924711
VINCE	United States of America	87743617	Jan 4 2018	6694419
VINCE	United States of America	86977980	Apr 11 2014	4902930
VINCE	United States of America	90241777	Oct 8 2020	6402235
VINCE	United States of America	87977980	Oct 28 2016	5557147
VINCE	United States of America	85542556	Feb 14 2012	4251580
VINCE	United States of America	87981009	May 9 2016	5808245
VINCE	United States of America	76380074	Mar 8 2002	2929250
VINCE	United States of America	88983502	Dec 2 2019	6640240
VINCE	United States of America	87029332	May 9 2016	5973431
VINCE	United States of America	87975201	May 9 2016	5215427
VINCE	United States of America	85983917	Apr 4 2013	4871120
VINCE	United States of America	88984427	Dec 2 2019	6847273
VINCE	United States of America	97320103	Mar 18 2022	6895275
VINCE	United States of America	87981030	Jan 4 2018	5808249
VINCE	United States of America	77372502	Jan 15 2008	3680680
VINCE	United States of America	87981167	Oct 28 2016	5840835

Trademark	Jurisdiction	Application Number	Application Date	Registration Number
VINCE	United States of America	87977889	Oct 28 2016	5537419
VINCE	United States of America	90312431	Nov 11 2020	6403547
VINCE	United States of America	88804206	Feb 20 2020	N/A
VINCE	United States of America	88890034	Apr 27 2020	N/A
VINCE	United States of America	88712311	Dec 2 2019	N/A
VINCE	United States of America	97167285	Dec 10 2021	N/A
VINCE	United States of America	88805255	Feb 21 2020	N/A
VINCE	United States of America	97262504	Feb 10 2022	N/A
VINCE	United States of America	88890026	Apr 27 2020	N/A
VINCE	United States of America	97138982	Nov 23 2021	N/A
VINCE	United States of America	88814797	Feb 28 2020	N/A
VINCE BABY	United States of America	90976053	Jul 29 2020	6741356
VINCE BABY	United States of America	90080087	Jul 29 2020	N/A
VINCE TRAVELER	United States of America	90976575	Dec 2 2020	6726458
VINCE TRAVELER	United States of America	90353713	Dec 2 2020	N/A
VINCE UNFOLD	United States of America	88118158	Sep 14 2018	5985464
VINCE. ASSEMBLED	United States of America	88980130	May 28 2019	6472251
VINCE. ASSEMBLED	United States of America	97715369	Dec 13 2022	N/A
Vince. Unfold	United States of America	88445388	May 24 2019	5931365
WARDROBE ESSENTIALS	United States of America	97521839	Jul 27 2022	N/A
VINCE	Vietnam	4-2015-19384	Sep 16 2013	303013
VINCE	Vietnam	4-2016-23515	Aug 2 2016	307676
VINCE	WIPO	1230411	Sep 23 2014	1230411
VINCE	WIPO	960474	Apr 9 2008	960474
VINCE	WIPO	1268747	Jul 29 2015	1268747
VINCE	WIPO	1526960	Mar 9 2020	1526960

This Schedule B is attached to and made part of the Agreement between ABG-Vince, LLC (“Licensor”) and Vince, LLC (“Licensee”) dated as of the Closing.

SCHEDULE B

Distribution Channels & Approved Accounts

Distribution Channel	Approved Accounts	Permitted E-Commerce Sites of Approved Accounts
Wholesale and Discount Wholesale	See attached	Any E-Commerce Site of a wholesale or discount wholesale customer that is an Approved Account

Specialty	[***]	[***]

Owned Retail	All existing and future Retail Locations operated by Licensee or its Affiliate Operators

Owned E-Commerce	All E-Commerce Websites operated by Licensee or its Affiliate Operators	www.vince.com

Wholesale and Discount Wholesale

Sales Name	Country(ies)
[***]	[***]

SCHEDULE B-1

Comparable Brands

1.	[***]

2.	[***]

3.	[***]

4.	[***]

5.	[***]

6.	[***]

SCHEDULE B-2

Suppliers

[***]	[***]

[***]	[***]

[***]	[***]

This Schedule C is attached to and made part of the Agreement between ABG-Vince, LLC (“Licensor”) and Vince, LLC (“Licensee”) dated as of the Closing.

SCHEDULE C

STANDARD TERMS & CONDITIONS

(“Standard Terms”)

These Standard Terms, together with the Commercial Terms and any other schedules, exhibits, attachments or addenda to either (collectively, the “Agreement”), collectively: (a) represent the complete agreement of Licensee and Licensor with respect to the subject matter hereof; (b) are fully binding on the Parties hereto; and (c) supersede all previous documents and negotiations.

1.	GRANT OF LICENSE.

(a) Licensed Rights. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term, the non-transferrable, non-assignable (except as expressly permitted under Section 14 of the Standard Terms of this Agreement), non-sub-licensable (except for sub-contracting or to Affiliate Operators as expressly permitted pursuant to Section 1(d)(iii) of these Standard Terms), indivisible right and license, to utilize and exploit the Licensed Property solely for and in connection with:

(i)	the design, manufacture, promotion, marketing, distribution and sale of the Licensed Products to/through the Approved Accounts located within the Territory;

(ii)	the development and operation of Retail Locations in the Core Territory (and any part of the Option Territory as may be agreed upon by Licensee and Licensor in writing);

(iii)	the development and operation of the E-Commerce Website for distribution of Licensed Products to end consumers into the Territory;

(iv)	[***];

(v)	[***].

(vi)	the Advertising & Promotion of the Licensed Products, solely within the Territory ((i)-(vi), collectively, the “Licensed Rights”).

(b) Licensee shall not, nor shall Licensee permit others (including any Approved Account) to: (A) distribute or sell any Licensed Products either outside the Territory, or to any accounts other than the Approved Accounts; (B) distribute or sell any Licensed Products to any party that Licensee knows, or has reason to know, is likely to sell such Licensed Products either outside the Territory, or to any accounts other than the Approved Accounts, or (C) solicit, engage in any Advertising & Promotion of, or otherwise exploit the Licensed Products, either outside the Territory or in a manner inconsistent with the distribution or sale of the Licensed Products to/through the Approved Accounts; provided that Approved Accounts may only sell Licensed Products to their own individual end customers in the portion of the Territory in which they are located. Licensee shall use commercially reasonable efforts to actively exercise the Licensed Rights, at all applicable times in accordance with this Agreement, and protect the Licensed Rights granted to Licensee hereunder. For clarity, Licensee shall not be restricted from (1) operating, or allowing Approved Accounts to sell Licensed Products through, authorized E-Commerce Sites in manner that allows such E-Commerce Site to be [***], so long as Licensed Products are not shipped or sold outside of the applicable portion of the Territory and are only for sale, shipment, and distribution to end consumers in the portion of the Territory where such Approved Account is an Approved Account only or (2) engaging in Advertising & Promotion activities on the Internet (including social media accounts) in a manner that [***].

(c) Assets. In the event that Licensor provides Licensee with other assets of or relating to the Licensed Property (e.g., photographs, marketing materials, etc.) that are not included in the Licensed Property (“Assets”) to be used in, on or in connection with Licensed Products or the Advertising & Promotion thereof, Licensee hereby acknowledges that Licensor may not be the owner of the same (or of certain rights therein), and any use or other exploitation of the same by or on behalf of Licensee shall be subject to the terms of this Agreement as well as those terms which are applicable to Licensee’s use of the Assets, whether pursuant to Licensor’s agreement with the owners thereof or otherwise (“Asset Terms”). Upon Licensee’s written request, Licensor will use commercially reasonable efforts to provide Licensee with any available Asset Terms for Assets that Licensor provides to Licensee. Nothing contained herein shall obligate Licensor to provide any Assets to Licensee, to secure any rights with respect to any Assets not owned by Licensor, or to maintain any agreements which Licensor may have in place for any Assets, and any failure by Licensor to do any of the foregoing shall not be deemed a breach of this Agreement.

(d) Limits on Licensed Rights.

(i) Legal Restrictions. Licensee’s exercise of all Licensed Rights, and Licensee’s operation of the Business, shall be exploited, conducted and maintained by Licensee in a lawful and ethical manner and in accordance with the terms of this Agreement, including, without limitation, the Standards of Practice set forth on Exhibit A, which is attached hereto and incorporated herein by reference (“Standards of Practice”). The Licensed Rights granted hereunder are granted subject to the U.S. Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all other export control and sanctions Laws (as hereinafter defined) applicable to the Parties (collectively, “Trade and Export Control Laws”), and Licensee hereby agrees not to use, disclose, license, sub-license, or otherwise exploit the Licensed Property in violation of any Trade and Export Control Laws. Notwithstanding anything to the contrary set forth in this Agreement, the Territory authorized under this Agreement excludes the following countries or regions: Cuba, Iran, Burma (Myanmar), Sudan, North Korea and Syria. Further, Licensor may exclude (or add) any additional country or region from the Territory, by written notice to Licensee, upon the occurrence or imposition of any sanctions, embargo, trade ban (or the lifting of any of the foregoing) relating to such country or region imposed by any government entity with jurisdiction over Licensor or any of its affiliates or by internal corporate mandate. If a country or region becomes prohibited by Laws, the prohibition shall be automatic as of the effective date of such Laws without need of any notice from Licensor. It is Licensee’s responsibility to monitor any such changes.

(ii) No Sub-Branding or Co-Branding. Except as otherwise set forth in the Commercial Terms, Licensee hereby acknowledges and agrees that no Licensed Product shall be sub-branded or co-branded, nor shall any Licensed Products be sold or otherwise distributed under any marks or brand other than the Licensed Property, in each case, without Licensor’s Approval.

(iii) Sub-Contractors; Affiliate Operators.

(A) [***].

(B) Licensee shall use Licensee’s best efforts to ensure that all Sub-Contractors abide by the terms of this Agreement, including, without limitation, the Standards of Practice. All acts and omissions of all Sub-Contractors shall be deemed to be the acts and omissions of Licensee for all purposes of this Agreement, and Licensee shall be responsible and liable for any and all acts and omissions of any Sub-Contractor. In the event of a breach of this Agreement (including, without limitation, the Standards of Practice) by any Sub-Contractor, which breach, to the extent curable, is not cured within the applicable cure period (if any, as provided to Licensee, in each instance hereunder) of Licensee’s receipt of written notice from Licensor specifying the nature of such Sub-Contractor’s breach, Licensor shall have the right to: (I) cause Licensee to terminate such Sub-Contractor’s ability to operate any and/or all portions of the Business hereunder; and/or (II) proceed with a claim and/or action directly against such Sub-Contractor. Licensee hereby acknowledges that no such Sub-Contractor shall have an opportunity to cure any breach which, by its terms or implication, cannot be cured. In the event that Licensor exercises its option set forth in (B)(I) above, then Licensee shall terminate such Sub-Contractor’s ability to operate any and/or all portions of the Business hereunder, and in the event that Licensor exercises its option set forth in (B)(II) above, Licensee shall cooperate with Licensor in connection with such claim and/or action, pursuant to Section 5(c) of the Standard Terms below.

(C) Affiliate Operators. The Parties hereby acknowledge that Licensee has authorized and/or may authorize each of the following of Licensee’s wholly- or majority-owned affiliate and/or subsidiary entities to service certain of Licensee’s Business operations under this Agreement: (i) a joint venture entity between Licensee and ImagineX for purposes of operating the Business in Greater China, (ii) Vince Group UK LTD for the purposes of operating the Business in the United Kingdom, and (iii) any additional entities that the parties may agree in writing in the future (“Affiliate Operator(s)”); and the Parties agree that each such Affiliate Operator may exercise and/or perform such obligations under the Agreement relating to such Business operations pursuant to the terms and conditions of this Agreement, including by exercising the rights licensed to Licensee under Section 1(a) of the Standard Terms. Licensee shall inform all Affiliate Operators of the terms, conditions, and requirements under this Agreement and shall ensure that all Affiliate Operators comply with the same. Licensee hereby represents and warrants to Licensor that Affiliate Operator is, as of the Effective Date, and shall remain at all times thereafter during the Term, either majority-owned and/or controlled (whether such control arises by means of ownership, agreement or otherwise) by Licensee or under common ownership with Licensee. Licensee shall notify Licensor in writing in advance of any proposed change to such Affiliate Operators for Licensor’s prior written Approval in each instance. Upon an Affiliate Operator’s failure to perform and observe any agreement, covenant, representation, warranty, term, and/or condition of the Agreement to be performed or observed by it, Licensee promptly shall perform and observe such agreement, covenant, representation, warranty, term and/or condition, or shall promptly cause the same to be promptly performed or observed. All acts and omissions of the Affiliate Operators, individually and collectively, shall be deemed to be the acts and omissions of the Licensee for all purposes of this Agreement.

(e) Reserved Channels/Products. Licensee hereby acknowledges and agrees that, for purposes of this Agreement: (A) the ‘Territory’ specifically excludes all of the following: (I) military bases and exchanges, and (II) each of the following that may be located in, pass through and/or do business in, any country technically located in the Territory: duty-free stores, travel retail stores, airlines and/or aircrafts, cruise ship lines and transportation service companies; and (B) notwithstanding anything to the contrary contained in the Agreement, the ‘Products’ specifically exclude all of the following (even if such products are the same as or substantially similar to the Licensed Products in styling, materials, componentry, color and/or the like): (i) all products for premium, casino, and corporate promotional and corporate gift programs (including, without limitation, advertising specialty industry or “ASI,” etc.), (ii) uniforms (e.g., teams, schools, professional, etc.), (iii) all products that are infused with alcohol and/or that contain cannabidiol (aka CBD Oil), cannabinoids, psilocybin, or any other similar or related ingredients, and (iv) any and all gift-with-purchase products and any and all purchase-with-purchase products (e.g., those offered together with fragrance, beauty, or other products), (v) all digital, virtual, or interactive products, features, or experiences, now known or hereafter devised, including without limitation, non-fungible tokens/NFTs, cryptocurrency, 3D printables, interactive/video games, virtual reality, avatars, other digital offerings (e.g., icons, screensavers, wallpapers, and ring tones), radio-frequency identification or near field communication (RFID/NFC), augmented reality, mixed reality, software programs, and applications or “apps,” each in all media and platforms (including mobile/wireless) now known or hereafter devised (all of the foregoing are, individually and collectively, the “Reserved Channels/Products”). The Reserved Channels/Products shall be deemed, for all purposes hereof, to be located outside the Territory, and not included in the Products (or Licensed Products), as applicable. Reserved Channels/Products shall not include products or channels that are expressly Approved by Licensor for sale by Licensee.

2.	CONSIDERATION; PAYMENTS; REPORTS.

(a) Consideration. As consideration for the Licensed Rights granted herein, Licensee shall comply with all terms and conditions of the Agreement, including, without limitation, paying all amounts due to Licensor, meeting minimum thresholds, and spending all amounts, in each case as and when required hereunder.

(b) Calculation of Royalties. Licensee shall have the unfettered right to establish the prices that it charges its customers for any Licensed Products sold pursuant to this Agreement; provided, however, that (i) such prices shall be generally consistent with the image, reputation, prestige, and worldwide marketing of the Licensed Property and (ii) solely for purposes of calculating the Royalty due to Licensor, and notwithstanding anything contained in the definition of Net Sales: if Licensed Products are sold to any party directly or indirectly affiliated or under common ownership or control with Licensee at a price less than the regular price charged to other parties, the Royalty due to Licensor shall be computed as though such sales were made to non-related but similarly situated third parties in an arms-length transaction; provided, however, that in the event such sale is an inter-company transfer where the Affiliate Operator purchasing the Licensed Products from Licensee subsequently re-sells them to/through an Approved Account, the Royalty due to Licensor shall be computed on the sale by the Affiliate Operator (e.g., to the Approved Account or to the end consumer of the Retail Locations or E-Commerce Website). In the event that Licensor suspects that Licensee has sold any Licensed Products at a discounted price for purposes of selling other products or services (i.e., as a “Loss-Leader”), whether such sales were made to an affiliate of Licensee or any other third party, Licensor shall be permitted to request, and Licensee hereby agrees to deliver, any and all documentation, backup and support materials, such that Licensor will have sufficient information to evaluate such sales. In the event Licensor reasonably determines that any Licensed Products were sold as a Loss-Leader (and such activity was not Approved in accordance with the terms of this Agreement), it shall constitute a breach of this Agreement by Licensee.

(c) No Deductions. Except as expressly permitted herein, Licensee may not deduct from, setoff or offset the Royalty or any other amount payable to Licensor for any reason. For purposes of illustration but without limitation, Licensee may not deduct from the GMR or the Royalties: uncollectible accounts, wire transfer fees, bank fees or any other fees associated with making any and all payments to Licensor, slotting fees, advertising or other expenses of any kind (including, without limitation, the Advertising Commitment), the costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products, collection or payment of Royalties or the conversion of any currency into United States Dollars.

(d) Payment Allocation. Licensor may, in Licensor’s sole discretion, allocate and apply payments it receives from Licensee hereunder. Partial payment by Licensee to Licensor of any amounts due hereunder shall not, in any circumstance, avoid default by Licensee as to the full amount of any such payments, and Licensee shall not be entitled to any return of the amount of any partial payments in the event of any expiration or termination of this Agreement.

(e) Taxes.

(i) [***].

(ii) As between Licensor and Licensee, Licensee shall be solely and exclusively responsible for all costs, fees and expenses associated with any imposition of fees, fines, taxes and/or other costs associated with complying with Laws concerning the operation of the Business, including, without limitation, any and all costs, taxes, fees and expenses that may be imposed on sales Licensed Products by a government authority in any country and/or region of the Territory (all collectively referred to as “Local Matters”). Licensee shall not take any steps or actions (or fail to take any steps or actions, where such failure would have the same impact), or make any representations, either directly or indirectly, in the name of or on behalf of Licensor, with respect to any Local Matters or otherwise, and Licensee shall not make any appearances or respond to any written or oral inquiries by any third party, without the prior written instruction of Licensor in each instance. Licensee hereby agrees to cooperate fully with Licensor with respect to Local Matters (including, without limitation, by providing Licensor with any with any documentation or other information requested by Licensor).

(f) Reports.

(i) Statements. Within [***] days following the end of each Contract Quarter [***] during the Term, and continuing until all payments required hereunder are made, Licensee shall submit to Licensor, via RoyaltyZone, a complete and accurate statement (each, a “Statement”), detailing: (A) all of the following information for each month included in such Contract Quarter (as well as year-to-date information), cross-referenced by each ‘SKU’ of Licensed Product (identified by seasonal collection, if applicable), and broken down first by each country of the Territory, then by Distribution Channel, then by Approved Account: (I) total estimated Net Sales; provided that such Net Sales will be calculated based on Licensee’s accrued amounts for returns and other Deductions, (II) total quantity (in units) sold, (III) invoiced price, (IV) gross revenue, (V) Licensee’s accrued amounts for Deductions; [***], and (VI) estimated Royalty due to Licensor based on (I); and (B) Licensee’s itemized expenditures of the Advertising Commitment, including, without limitation, spend by Advertisement (as hereinafter defined) type and by media outlet. In the event that Licensor issues any invoice(s) to Licensee for any payments due and/or owing hereunder, Licensee hereby acknowledges that the same would be done solely as a courtesy to Licensee, and no such invoice shall alter, change or otherwise impact the amount or due date of any such payment (the terms of which shall continue to be dictated by the terms of this Agreement).

(ii) Year-End Summaries. Within [***] days following the end of the fourth (4th) Contract Quarter of each Contract Year, Licensee shall submit to Licensor, via RoyaltyZone, a complete and accurate statement (“Year-End Summary” and together with the Statements, “Reports”), in the same format as the Statements, detailing all of the same information required for a Statement, in the aggregate, for the applicable Contract Year; provided that such Year-End Summary will include actual total Net Sales calculated based on actual returns and other Deductions, actual Deductions (broken down by Distribution Channel and Approved Account), and actual Royalty due to Licensor.

(iii) General. Included with each Report, Licensee shall submit to Licensor: (A) a copy of Licensee’s full and complete financial statements for that Contract Quarter or Contract Year, as applicable; and (B) a certification signed by Licensee’s chief financial officer (or an equivalent authorized representative) indicating that such authorized representative of Licensee has reviewed and agrees with all the information contained in such Report. If and when requested by Licensor, Licensee shall provide Licensor with additional information (e.g., Net Sales and/or orders booked/confirmed for Licensed Products by country, Net Sales by specific Approved Accounts and/or Distribution Channel, etc.), and/or backup and support materials, with respect to any item contained in any Report, such that Licensor will have sufficient information to evaluate the sources of any item contained in such Report, and to track Licensee’s Business under this Agreement. Licensor hereby reserves the right to modify the process for submission of Reports (e.g., using a software other than RoyaltyZone, etc.) on reasonable advance written notice to Licensee, but in no event shall Licensor modify the timing or frequency of the same without Licensee’s prior written approval, which approval may not be unreasonably withheld, conditioned or delayed.

(g) Books & Records; Audit. Licensor’s acceptance of any payment and/or any Statement pursuant to this Agreement is without prejudice, shall not be deemed a waiver by Licensor of any rights afforded to Licensor hereunder, at law or in equity, and shall not preclude Licensor from questioning the correctness thereof at any time or exercising any of its rights related thereto. Licensee shall keep complete and accurate books of accounts and records with respect to its activities and transactions relating to this Agreement, including by way of example and not limitation, manufacture, sale, distribution, Advertising & Promotion, and other exploitation of Licensed Products (“Books & Records”). Licensee shall maintain such Books & Records throughout the Term of this Agreement, and for a period of three (3) years following the expiration or termination of the Term (the “Retention Period”). During the Term and Retention Period, Licensor, or a third party designated by Licensor (Licensor and such third party being defined, for purposes of this Section, as an “Auditor”), shall have the right to conduct an audit upon reasonable prior written notice (e.g., 48 hours) during regular business hours to verify Licensee’s performance and compliance hereunder, including without limitation, by inspecting, examining, copying, making extracts (including in searchable electronic form), and retaining, the Books & Records insofar as they relate to this Agreement, including, without limitation, the computation of Royalties, and other amounts payable to Licensor and/or amounts that Licensee is required to spend under this Agreement, and Licensee hereby agrees to cooperate in good faith with the Auditor in connection therewith (including, without limitation, by providing the Auditor with backup and support documentation related to any Books & Records, e.g., Licensee’s standard wholesale prices for any Products, excel spreadsheets with formulas, etc.). All such Books & Records shall be available at Licensee’s corporate headquarters at the address set forth in this Agreement or otherwise reasonably accessible to Licensee. If requested by Auditor, Licensee shall provide related electronic data including Net Sales, Royalties and Deductions, in electronic form prior to any scheduled audit. In the event Licensee fails to so cooperate with the Auditor: the same shall be deemed a breach of this Agreement by Licensee. Licensor and/or such Auditor shall be permitted to inspect such Books & Records no more frequently than one (1) time during any twelve (12) month period, upon reasonable prior written notice to Licensee. In the event that any such inspection is conducted by a third-party Auditor, such Auditor shall agree in advance not to disclose to any third party, or use for the Auditor’s benefit, any Confidential Information (as hereinafter defined) of which the Auditor observes or becomes aware. The Books & Records and all other information provided by Licensee in connection with any audit described in this Section shall be Licensee’s Confidential Information. If any such inspection reveals a deficit in the amount paid to Licensor equal to [***] or more of the amount payable to Licensor hereunder for the period in question, then Licensee shall also reimburse Licensor for the cost of such audit, including, but not limited to the reasonable costs associated with the Auditor’s lodging, travel, and meals and Licensor’s engagement of such Auditor. Licensor or the Auditor will promptly notify Licensee in writing of any discrepancy (either a deficit or overpayment) revealed by any such inspection. Licensee shall make all payments to Licensor required to be made to eliminate any deficit or underpayment revealed by any such inspection within fifteen (15) days after Licensor’s written request therefor. Interest, compounded monthly, at the rate of [***] per month (or, if not legally permissible, then at the then maximum legal interest rate) shall accrue on any amount due to Licensor from and after the date upon which said payment is due until the date payment is actually received, whether said late payment was discovered in connection with this Section or otherwise.

3.	BUSINESS PROJECTIONS; ADVERTISING & PROMOTION.

(a) Projections. No later than [***] of each Contract Year during the Term and again by [***] of each Contract Year during the Term, Licensee shall submit to Licensor Licensee’s bona fide projections of Licensee’s anticipated and projected Net Sales (“Projections”) for: (i) the remainder of the Contract Year, and (ii) for the next Contract Year.

(b) A&P Plan. By the [***] of each Contract Year during the Term, Licensee shall submit to Licensor, in a form and with all information as requested by Licensor, a detailed preliminary proposal for Licensee’s Advertising & Promotion of the Licensed Products and/or Licensed Property for the immediately succeeding Contract Year, inclusive of budget (“Preliminary Plan”) for Licensor’s consideration and comment. By fifteen (15) days prior to the end of the fourth Contract Quarter each Contract Year during the Term, Licensee shall submit to Licensor an updated Preliminary Plan intended to serve as the final proposal for Licensee’s Advertising & Promotion of the Licensed Products and/or Property for the immediately succeeding Contract Year, inclusive of budget (“Proposed Plan”) for Licensor’s Approval. In the event Licensor provides Licensee with comments and/or suggested changes to Licensee’s Proposed Plan, Licensee shall, within ten (10) days of receipt of such comments from Licensor, make appropriate adjustments to the Proposed Plan, and re-submit the same to Licensor for Licensor’s Approval; it being understood that Licensor’s comments and/or suggested changes to the Proposed Plan shall not require Licensee to spend more than the Advertising Commitment. Once Licensee’s Proposed Plan is Approved by Licensor (such Approved Proposed Plan being defined herein as the “A&P Plan”), Licensee shall execute all Advertising & Promotion for the applicable Contract Year pursuant to the terms of such A&P Plan.

(c) No Promotional Use. Licensee shall entirely not itself, nor shall Licensee permit any third parties to, make use of the Licensed Property or Licensed Products for any promotional purposes (including, without limitation, premium offers, giveaways, sales incentives, charitable giving, donations, gift-with-purchase programs), without Licensor’s Approval in each instance. From the Effective Date until the first A&P Plan is Approved, Licensee’s promotional activities, as the same are being executed by Licensee as of the Effective Date, are hereby pre-Approved.

(d) No Third-Party Endorsements. Except as expressly contemplated under this Agreement, Licensee shall not contact or solicit any third party, or use the images or services of any such third party, whether as an endorsement, sponsorship or similar activity, in connection with the Licensed Products or the Business, without Licensor’s Approval in each instance.

(e) Press Releases. [***].

4.	APPROVALS; PRODUCTION.

(a) Approvals.

(i) Approval Rights. For purposes of this Agreement, “Approval” (and all grammatical variations thereof, e.g., Approve, Approved, etc.) shall be defined as Licensor’s prior written approval, which may be given or withheld in Licensor’s sole good faith discretion. Four (4) times per Contract Year (prior to commencement of Licensee’s spring, summer, fall and holiday seasons for the Licensed Products), the Parties will meet to discuss the Business and seasonal design direction and will in good faith discuss and agree upon updates to the Brand Toolbox and Legal Lines (if applicable) and [***] (including, without limitation, Licensed Products, Packaging (as hereinafter defined), Advertising & Promotion, any and all other items bearing any of the Licensed Property produced pursuant to this Agreement) (collectively, “Materials”). [***] Licensee hereby agrees that: (A) no Materials may be released or exhibited publicly, in any manner, unless and until Licensor has Approved the same, (B) all Approved Materials must be re-submitted for Approval each time a revision is made incorporating any material changes that are not otherwise materially consistent with other Materials previously Approved by Licensor, and (C) Licensor’s Approval of Materials hereunder is specifically limited to Approval of the use of the Licensed Property contained therein, and that to the extent any materials owned by third parties (e.g., logos, locations, individuals, etc.) (“Third-Party Materials”) are incorporated therein, Licensee shall be solely responsible for identifying such Third-Party Materials, and for obtaining an applicable license from the owners of such Third-Party Materials. Licensor hereby acknowledges and agrees that the following shall be deemed pre-Approved: (I) all Materials created by or on behalf of Licensee prior to the Effective Date for use in connection with Licensed Products are hereby deemed Approved for use by Licensee, (II) all Materials created by or on behalf of Licensee following the Effective Date for use in connection with Licensed Products are hereby deemed Approved for use by Licensee, so long as, and to the extent that, such Materials are the same as or materially consistent with those made by Licensee for and in connection with the Licensed Products prior to the Effective Date hereof, (III) uses of the Licensed Property and Packaging in Retail Locations that are the same as or materially consistent with those made by Licensee for and in connection with the same type of Retail Location operated by Licensee for the same Licensed Property in the applicable portion of the Territory in its ordinary course of business, (IV) the ‘look and feel’ of Retail Locations that is the same as or materially consistent with the ‘look and feel’ of each type of Retail Location operated by Licensee for each Licensed Property in the applicable portion of the Territory as of the Effective Date for the same type of Retail Location, (V) uses of each Licensed Property on the E-Commerce Website in the Territory, as applicable, that are the same as or materially consistent with those made by Licensee on the E-Commerce Website in the ordinary course of business prior to the Effective Date, and (VI) the ‘look and feel’, operation, and/or functionality of the E-Commerce Website that is the same as or materially consistent with the ‘look and feel’, operation, and/or functionality of the E-Commerce Website prior to the Effective Date.

(ii) Approval Process.

(A) General. Licensor shall respond to each request for Approval (“First Request”) within [***] of Licensor’s receipt of such request (“Approval Window”); provided, however that Licensor’s silence or failure to respond to any such request prior to the expiration of the Approval Window shall be deemed Licensor’s disapproval the Materials contained in such First Request, and in the case of Licensor’s silence or failure to respond to such First Request, Licensee may resubmit the request to Licensor with a copy to Licensor’s Legal Department via email to legaldept@authentic.com (“Second Request”). Any Second Request sent prior to the expiration of the Approval Window shall be void and of no force or effect. In the event that Licensor is silent with respect to, or fails to reply to, the Second Request within [***] of Licensor’s receipt thereof, Licensor’s silence or failure to respond to the Second Request shall be [***]. In the event that Licensor expressly disapproves any request by Licensee for Approval, then upon Licensee’s reasonable request, Licensor shall provide Licensee with reasonable explanations and/or information regarding the basis for such disapproval. Licensee hereby acknowledges that Licensor’s Approval of any particular Materials (I) that is expressly provided solely for a given seasonal collection and/or for a specific purpose shall only be deemed an Approval for said collection and/or purpose; and (II) shall not be deemed a legal review of any such Materials, but solely as a process meant to verify that the use of the Licensed Property has been done in a manner that complies with Licensor’s standards for the Licensed Property (including as may be set forth in the Brand Toolbox, as hereinafter defined) and other applicable terms of this Agreement. Licensee shall be required to re-submit any previously Approved Materials that were expressly Approved solely for a given collection or purpose to the extent Licensee wishes to use the same for subsequent collections and/or other purposes that are not otherwise Approved. Licensor hereby reserves the right to modify the process for submission of Approval requests (e.g., using a software other than RoyaltyZone, etc.) on reasonable advance written notice to Licensee, but in no event shall Licensor modify the timing, frequency or requirements of the same without Licensee’s prior written approval, which approval may not be unreasonably withheld, conditioned or delayed.

(B) Licensed Products. With respect to Licensed Products not otherwise Approved by Licensor in accordance with the terms of this Agreement, Licensee shall create and submit to Licensor for Approval, during the above-referenced seasonal meetings or otherwise via RoyaltyZone, Licensee’s concept (“Concept”) for the design of any SKU of Licensed Products that it intends to begin selling. After Approval of such Concept, Licensee may create and submit to Licensor for Approval, via personal delivery, messenger or mail, one (1) initial prototype sample (each, a “Prototype”) of any SKU of such Licensed Products. In the event Licensee wishes to create any Prototype(s) to become part of a core line of Licensed Products that continue across different seasons that is not otherwise Approved in accordance with the terms of this Agreement (“Core Prototype(s)”), then Licensee shall specify the same simultaneously with Licensee’s submission of the Core Prototype to Licensor for Approval. Licensor may decline for such Prototype to be Approved as a Core Prototype, but may Approve it as a Prototype. Following the Approval of a Core Prototype in any season to become part of the core line of Licensed Products (“Core Licensed Products”), Licensee shall not be required to re-submit a Core Prototype for the same Licensed Product in subsequent seasons, provided, however, that Licensee shall be required to submit Prototypes for non-core Licensed Products that are not otherwise Approved in accordance with the terms of this Agreement.

(C) Packaging. With respect to Packaging not otherwise Approved by Licensor in accordance with the terms of this Agreement, Licensee shall create and submit to Licensor for Approval (via messenger, personal delivery, email, or mail), the Concept for the design of all tags, hangtags, labels, wrapping and other packaging for any Licensed Product (collectively, “Packaging”), together with a list of Licensed Product SKUs for which such Packaging is intended to be used. After Approval of such Concept, Licensee may create and submit to Licensor for Approval, via personal delivery, messenger or mail, Prototypes demonstrating exemplars of the proposed Packaging. After Approval of such Prototypes, Packaging materially consistent with such Prototypes will be deemed Approved. Licensee shall reasonably consider purchasing Packaging from Licensor’s designated suppliers for the same, if any (“Licensor Suppliers”). In the event that Licensee chooses to purchase Packaging from Licensor Suppliers, (i) Licensee shall be required to negotiate all terms of sale directly with such Licensor Supplier; and (ii) Licensor shall not be liable for any act or omission of any such Licensor Supplier.

(D) Advertising & Promotion. With respect to Advertising & Promotional exploitations not otherwise Approved by Licensor in accordance with the terms of this Agreement, Licensee may create and submit to Licensor for Approval (via messenger, personal delivery, email or mail), the Concept (e.g., story boards, mock-ups, etc.) for each Advertising & Promotion exploitation (each, an “Advertisement”). After Approval of such Concept, Licensee may create and submit to Licensor for Approval, via messenger, in person at follow-up seasonal meetings, or email (as specified by Licensor), exemplars of the Advertisements intended for public exhibition. After Approval of such exemplars, Advertisements materially consistent with such exemplars will be deemed Approved.

(b)	Brand Standards.

(i) Brand Book & Style Guide. In the event Licensor provides Licensee with a brand book (“Brand Book”) and/or style guide (“Style Guide” and collectively with the Brand Book, the “Brand Toolbox”), Licensee shall follow the rules set forth therein (unless otherwise Approved). Licensee hereby acknowledges that the Brand Toolbox is subject to seasonal updates and other changes from time to time, and Licensee shall comply with such updates and changes on a prospective basis, within a commercially reasonable period of time not to exceed [***].

(ii) Nonconformities. If any Materials have a substantial or material departure from Materials that were Approved by Licensor, as determined by Licensor in Licensor’s discretion, then: (A) Licensor shall have the right, in its sole discretion, to demand that Licensee promptly cease all manufacture, distribution and/or exploitation of such Materials, Licensee shall promptly comply with any such demand, and (B) notwithstanding anything contained in the Commercial Terms, the Royalty for any products (including Licensed Products) sold by Licensee that bear Materials that were not Approved by Licensor, or that have a substantial or material departure from any Materials Approved by Licensor, shall be [***] of Net Sales of the same (“Nonconformity Royalty”); it being understood that in no event shall the Nonconformity Royalty count towards, be used as a credit against, or be used to recoup, any GMR (or other amounts) paid or due to Licensor hereunder. Licensee shall be required to re-submit any previously Approved, but non-conforming Materials, to the extent Licensee wishes to subsequently use the same. Licensor may additionally require that any Licensed Product, Packaging or Advertisement be immediately recalled if it believes in its reasonable business judgment that any of the foregoing may pose a health or safety hazard, or be detrimental to the goodwill of Licensor, its parent, subsidiaries or affiliated companies, or may pose a risk of materially degrading the goodwill of the Licensed Property; provided that prior to requiring such recall, Licensor will in good faith first discuss with Licensee the basis for such belief and consider other potential alternatives to the recall (it being understood and agreed that the final decision shall be made by Licensor).

(c) Manufacture; Quality Control. Licensee shall be permitted to manufacture the Licensed Products within or outside the Territory; provided, however, that Licensed Products may only be sold to/through the Approved Accounts in the Territory. Licensee acknowledges that: (i) Licensor’s evaluation of the Distribution Channels and Approved Accounts applicable to and appropriate for this Agreement is based on multiple criteria and related factors, including, without limitation, objective industry and quality standards specific to the Licensed Property (e.g., location, comparable product offerings, image of luxury and prestige, etc.); and (ii) if the Licensed Products produced hereunder are of inferior quality in material and/or workmanship, then the substantial goodwill which Licensor has built up and now possesses in the Licensed Property will be impaired. As such, throughout the Term, and upon reasonable advance notice to Licensee, Licensor, or a third party designated by Licensor (Licensor and such third party being defined, for purposes of this Section, as an “Inspector”) shall have the right during regular business hours to enter all premises and/or facilities (including, without limitation, manufacture, storage and shipping facilities) used by Licensee or any Sub-Contractor in connection with the Business (collectively, “Facilities”), such that the Inspector is able to inspect all Facilities for the purposes of quality control, and to ensure that the Business operated hereunder is in compliance with the terms of this Agreement and all applicable Laws, and Licensee hereby agrees to cooperate with the Inspector in connection therewith (including, without limitation, by providing the Inspector with access to the Facilities during regular business hours, etc.). The Parties acknowledge and agree that certain [***]. Licensor shall be solely responsible for all of the Inspector’s out-of-pocket costs in connection with any such inspection, including, without limitation, all business-class travel, airfare, and accommodations in close proximity to the Facilities. In the event that any such inspection is conducted by a third-party Inspector, such Inspector shall agree in advance not to disclose or use for the Inspector’s benefit any Confidential Information (as hereinafter defined) of which the Inspector observes or becomes aware.

(d) Development. All costs and expenses of the Business (including, without limitation, design, development, production, manufacture, distribution and sale of all Licensed Products, Concepts, Prototypes and Packaging, and other costs and expenses related to the Advertising & Promotion of Licensed Products, including, without limitation, to the expense of compliance with the approval requirements set forth in Section 4 of the Standard Terms) shall be borne by Licensee.

5.	INTELLECTUAL PROPERTY.

(a) Ownership.

(i) Licensor’s Rights.

(A) Intellectual Property. As between the Parties (and any Sub-Contractors and Affiliate Operators), Licensee hereby acknowledges that Licensor is the owner of all intellectual property rights (including, without limitation, copyright, patent, trademark, trade name, and trade secret rights), whether now known or hereafter devised, in and to any and all materials of any sort utilizing, or any rights arising out of, the Licensed Property and/or Assets (including, without limitation, Licensed Products, Packaging, Concepts, designs and Advertisements), including all such materials, Derivatives, and Licensed Property as may be developed or improved upon by Licensee (but excluding Licensee’s Reserved Rights set forth in Section 5(a)(ii)(A) of the Standard Terms below) or any third party (e.g., Sub-Contractors), and all goodwill that is attached or may become attached to the foregoing (all of the foregoing, together with all other rights of Licensor, the “Brand Rights”), and title thereto is and shall be in the name of Licensor or Licensor’s designees. With respect to any Brand Rights that are developed or created by or on behalf of Licensee hereunder, whether in connection with the Business or otherwise (e.g., any and all additions to, and new renderings, modifications or embellishments of, Licensed Property and/or Assets), the same shall, notwithstanding such development or creation by or on behalf of Licensee, be and remain the sole and exclusive property of Licensor, as follows: (I) to the extent any of the foregoing qualify as ‘works of authorship’ as such term is used in Section 102 et seq. of the United States Copyright Act, Title 17, United States Code (“Copyright Act”), then the same shall be deemed a “work made for hire” as defined in Section 101 et seq. of the Copyright Act; or (II) to the extent any of the foregoing are not deemed a “work made for hire” pursuant to the Copyright Act (e.g., inventions, etc.), then Licensee hereby assigns to Licensor all of Licensee’s right, title and interest in and to the same, including the right to sue for infringement. Licensee shall also enter into written agreements with all of its employees that develop the Brand Rights (to the extent ownership of Brand Rights created by such employee does not vest in Licensee by operation of law) and with all of its Sub-Contractors and Affiliate Operators that develop the Brand Rights, in each case that provide that any Brand Rights created by any of them in the course of the Business shall be the property of Licensee (and thus, effectively, Licensor) or Licensor pursuant to this Section (whether as a “work made for hire” or, to the extent any of the foregoing are not deemed a “work made for hire” pursuant to the Copyright Act (e.g., inventions, etc.), by assignment). Where Licensee is otherwise unavailable to fulfill its obligations under this Section 5(a)(i)(A) to enter into, file, and/or record confirmatory agreements assigning Brand Rights to Licensor, Licensee hereby irrevocably appoints Licensor as Licensee’s attorney-in-fact for the sole purpose of executing, filing, and recording such confirmatory agreements on Licensee’s behalf, which appointment is coupled with an interest. Upon the written request of Licensor, Licensee shall submit to Licensor copies and/or originals of the applicable portions of all such agreements with employees, Affiliate Operators, and Sub-Contractors (subject to reasonable redactions of irrelevant information), and full information concerning the invention and creation of any such Brand Rights (e.g., the name of the employee or Sub-Contractor who created the same, the date on which the same was created, etc.). Licensee shall not permit any of its employees, Affiliate Operators or Sub-Contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as “authors” or “inventors” of any such artwork or designs constituting Brand Rights (as such terms are used in the present or any future versions of the Copyright Act, or any other statute or judicial decisions that may govern the same).

(B) Legal Lines. Unless otherwise Approved, all uses of the Licensed Property and/or Assets shall bear appropriate copyright, patent, trademark and credit notices, as provided by Licensor (“Legal Lines”), either directly on the Materials using the same, or on tags, stickers or labels affixed thereto, and no Materials may be released to the public unless and until Licensor has Approved Licensee’s use of (or the omission of) the Legal Lines. Licensor may change the Legal Lines by giving Licensee written notice thereof, and Licensee shall effect such change as promptly as reasonably practical; provided, however, that if Licensee has any inventory of Materials then-existing or in production, which Materials bear the previous form of the Legal Lines, then Licensee may sell-off and/or exploit, as applicable, such Materials in the ordinary course of business. Subject to the foregoing, Licensee shall, at all times, comply with best practices with respect to intellectual property notifications and usage, including, without limitation, proper use of the “™” or “®” or “©” designations and the “U.S. Pat. No.” or “Patent Pending” notices, and not using any trademark as a generic term.

(ii) Licensee’s Rights.

(A) Licensee’s Reserved Rights. Licensor acknowledges that: (I) Licensee may have in existence, as of the Effective Date, certain intellectual property rights (“Licensee’s Existing IP Material”) that Licensee may or may not use in conjunction with Licensed Property, and (II) from and after the Effective Date, [***] and collectively with Licensee’s Existing IP Material, the “Licensee’s Reserved Rights”) that Licensee may or may not use in conjunction with Licensed Property. To the extent that, and only so long as, Licensee’s Reserved Rights are separable from the Brand Rights, Licensee’s Reserved Rights shall be and remain vested in Licensee.

(B) Reverse License. If Licensee incorporates into any Materials any of Licensee’s Reserved Rights, Licensee hereby grants to Licensor a non-exclusive, sub-licensable, royalty-free, irrevocable, perpetual, worldwide and assignable license to use such Licensee’s Reserved Rights solely in connection with the manufacture, distribution, advertising, promotion, sale and other exploitation of such Materials and in a manner materially consistent with how Licensee incorporated such Licensee’s Reserved Rights into such Materials.

(b) Maintenance of Licensed Property.

(i) [***]

(ii) Licensee hereby acknowledges that Licensee’s and its Affiliate Operators’ and Sub-Contractors’ exercise of the Licensed Rights, and all goodwill associated therewith (including, without limitation, all uses of the Licensed Property and Assets), shall inure solely to the benefit of Licensor, and that all sales of Licensed Products by Licensee or any Affiliate Operator or Sub-Contractor shall be deemed to have been made on behalf of and pursuant to a license granted by Licensor for purposes of intellectual property protection and registration. Licensee shall cooperate with Licensor, at Licensor’s reasonable request and sole cost and expense (excluding Licensee’s outside attorney fees and the costs of Licensed Product samples), in the procurement, maintenance and protection of the Brand Rights. In connection therewith, Licensee shall, without limitation, execute and deliver to Licensor, in such manner as Licensor shall reasonably request, from time to time, all instruments, documents, information and other items (e.g., samples of Licensed Products) that Licensor deems necessary such that Licensor is able to apply for and effectuate intellectual property protection in, to and for any Brand Rights. With respect to the foregoing, Licensor shall be permitted to employ counsel of Licensor’s own choice to direct the handling thereof. Licensor makes no representation or warranty that copyright or trademark protection shall be secured or maintained in all elements of the Brand Rights, and Licensee hereby waives any right to make any claims against Licensor regarding any failure of Licensor to secure any intellectual property protection for any the Brand Rights.

(iii) To the extent that the Laws of any country or region of the Territory requires that Licensee, any Affiliate Operator, any Sub-Contractor, or this Agreement (or a short form hereof) be registered or recorded with local authorities, whether to ensure that Licensee’s or its Affiliate Operator’s or Sub-Contractors’ exercise of the Licensed Rights hereunder inure to the benefit of Licensor or otherwise, Licensee shall be solely responsible for identifying and notifying Licensor of such requirement, and Licensee shall cooperate fully with Licensor, at Licensee’s sole cost and expense, to: (A) effectuate any such registration and/or recordation (which may include, without limitation, entering into and executing a short form version of this Agreement); and (B) as and when directed by Licensor (which may include, without limitation, upon expiration or termination of this Agreement), cancel any such registration and/or recordation.

(c) Enforcement of Licensed Property. In the event that Licensor elects to implement security measures for the Licensed Products (e.g., state-of-the-art computer or other indelible codes or markings consistent with industry standards for the same or similar Products, such as stickers, holograms or other markings for authenticity, etc.) then Licensee shall, at Licensee’s sole cost and expense, apply such reasonable security measures as directed by Licensor (including, without limitation, procuring any necessary materials from Licensor’s designated supplier for the same, and applying such materials to Packaging and/or on Licensed Products, as directed by Licensor), and cooperate with Licensor in the implementation and enforcement of anti-diversion and anti-counterfeiting measures in connection with the same. Licensee shall not provide any such security measures to any third party (other than permitted Sub- Contractors, Affiliate Operators or other persons Approved by Licensor pursuant to this Agreement) without Licensor’s Approval. Upon expiration or termination of this Agreement, Licensee must return (or cause to be returned) or otherwise destroy any and all such security measures to Licensor at Licensee’s sole cost and expense. Licensee shall assist Licensor, at Licensor’s reasonable request, to ensure that third parties do not unlawfully counterfeit or infringe on Brand Rights. Licensee shall promptly notify Licensor of any such counterfeits or infringements of the Brand Rights of which Licensee becomes aware. Licensor shall have the exclusive right, at Licensor’s sole cost and expense (excluding Licensee’s outside counsel fees) and exercisable at Licensor’s sole discretion, to institute in its own name and/or Licensee’s name, and to control, all claims, suits and/or actions against third parties relating to the Brand Rights, and other proprietary rights in and to the same (“Infringement Claim”). With respect to any such Infringement Claim, Licensor shall be permitted to employ counsel of Licensor’s own choosing to direct the handling thereof (including, without limitation, any settlement of any Infringement Claim), and Licensor shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise, in connection with such Infringement Claims; provided that Licensor shall not enter into any settlement that would admit the liability of Licensee or cause Licensee to pay any monetary compensation without the prior written consent of Licensee, not to be unreasonably withheld, conditioned or delayed. Unless otherwise Approved, Licensee shall not take any action on account of, or in connection with, any Infringement Claim, other than to notify Licensor of the same, and to cooperate with Licensor, pursuant to this Section. Licensee hereby acknowledges that: (i) Licensor has no obligation to take any action in connection with any Infringement Claim, and (ii) Licensor shall incur no liability (excluding any breaches by Licensor of this Agreement) by reason of: (A) Licensor’s failure or refusal to take any such action against any Infringement Claim, or (B) any settlement relating to any Infringement Claim to which Licensor may agree. Licensee hereby acknowledges that there are practical limitations on Licensor’s ability to prevent third parties who purchased Licensed Products outside the Territory, or who manufactured Licensed Products for sale outside the Territory, from re-selling such Licensed Products in the Territory, and no such sales, shall be deemed a breach of this Agreement by Licensor provided Licensor did not expressly authorize such sales. If Licensee or any Licensor Party notifies Licensor of any existing or potential conflict between the rights granted to Licensee and such Licensor Party, Licensor shall endeavor to reasonably promptly address such conflict through discussions with authorized representatives of Licensee and the applicable Licensor Party, and Licensee hereby agrees to fully cooperate with Licensor in connection with any such efforts; it being understood, however, that Licensor may, at any time, determine to finally resolve any such conflict by written notice of its determination and resolution to Licensee and the applicable Licensor Party, and Licensee hereby acknowledges and agrees that any and all such determinations by Licensor shall be final and binding upon Licensee (excluding any breaches by Licensor of this Agreement); provided that Licensor may not resolve any such conflict in a manner that would admit the liability of Licensee or cause Licensee to pay any monetary compensation without the prior written consent of Licensee, not to be unreasonably withheld, conditioned or delayed. [***]. Licensee hereby acknowledges and agrees that: (I) Licensor shall have no obligation to provide any such written approval in connection with the Licensee Infringement Claim; (II) any approval provided in one instance shall not serve as an approval or precedent in any other instance; and (III) Licensee shall not take any action with respect to any Licensee Infringement Claim without Licensor’s Approval in each instance.

(d) Withdrawn Rights. Licensor may withdraw any or all elements of the Licensed Rights, in any or all portions of the Territory, in certain Distribution Channels and/or in certain Approved Accounts, or any component part thereof, from the Licensed Rights (any such withdrawn Licensed Rights being defined herein as the “Withdrawn Rights”) if: (A) Licensor determines in its reasonable business judgment that the exploitation of such Withdrawn Rights [***]: (I) violate or infringe the copyright, trademark or other proprietary rights of any third parties where such third parties are unwilling to settle any potential disputes on acceptable terms as determined by Licensor, (II) violate any Law, court order, government regulation or other ruling of any governmental agency or authority, or (III) subject Licensor to liability, or (B) on account of the expiration or earlier termination of any agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of such Withdrawn Rights, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties. Prior to exercising any Withdrawn Rights, Licensor shall notify Licensee of Licensor’s intent to exercise such Withdrawn Rights, and in the event Licensee requests to do so within five (5) business days of such notice, Licensor and Licensee shall meet and confer (either in person, telephonically or via video conference) to discuss in good faith such Withdrawn Rights prior to such withdrawal, including reasonable alternatives to such withdrawing such as purchasing a license or defending against third-party infringement claims. As soon as practicable and in any event within [***] following Licensee’s receipt of written notice of such withdrawal, Licensee shall, if so requested by Licensor, in Licensor’s reasonable discretion, destroy, or deliver to Licensor, or remediate any Materials (e.g., Licensed Products, Advertisements, etc.) which are in Licensee’s possession or control, that bear or feature any of the Withdrawn Rights. In the event of any such withdrawal of Withdrawn Rights, upon a Party’s request, the Parties shall meet and confer (whether telephonically, via video conference, or in person) to discuss the same. [***]. Any such withdrawal of Withdrawn Rights authorized by this Section shall not be deemed a breach of this Agreement.

(e) Misuse of Brand Rights.

(i) No Attack. Licensee shall not, during the Term or at any time thereafter, attack or challenge, or lend assistance to any third party in connection with an attack or challenge, of any right, title or interest of Licensor in and to any Brand Rights (including, without limitation, copyrights, trademarks and/or patents), whether by way of: (i) an application for and/or an opposition against any intellectual property rights relating to the Brand Rights, (ii) adoption of any intellectual property rights that infringe any of the Brand Rights, or (iii) any lawsuit, cancellation proceeding or action, or otherwise. Licensee shall not represent in any filing, presentation, document or other statement, whether written or verbal, that Licensee or any third party is the owner of any of the Brand Rights or any other Licensed Rights, and Licensee shall not use or display any of the foregoing except as expressly permitted herein.

(ii) Brand Names/Accounts.

(A) Ownership. As between the Parties (including any Affiliate Operators and Sub-Contractors), Licensor shall own all right, title and interest (including, without limitation, all intellectual property rights) in and to any: (I) domain names that are similar to, use and/or incorporate the Brand Rights, or any variation thereof (“Domain Names”), (II) corporate, trade or business names that are similar to, use and/or incorporate the Brand Rights, or any variation thereof (“Business Names”), it being understood and agreed that Licensee shall not be required to change the name of Licensee or Vince Holding Corp. as the same exist prior to the Effective Date, (III) social media accounts (e.g., on Twitter, TikTok, Facebook, Instagram, etc.) that are branded with any Brand Rights, or any variation thereof (“Social Media Accounts”), and (IV) online, mobile, and other electronic stores, storefronts, marketplaces, brand pages, webstores, and the like (e.g., brand stores on Amazon, Walmart, eBay, etc.) that are branded with any Brand Rights, or any variation thereof (“Online Stores”, and together with the Domain Names, Business Names, and Social Media Accounts, the “Brand Names/Accounts”).

(B) Restrictions. During the Term and at all times thereafter, except as expressly agreed in writing by Licensor on a case by case basis in Licensor’s sole discretion, Licensee shall have no right to, and hereby agrees not to, nor shall Licensee facilitate, instruct, or enable any third party in connection with any act to, register any Brand Names/Accounts incorporating, in whole or in part, Brand Rights or any variation thereof. If Licensee desires Licensor to register any Brand Names/Accounts, then Licensee shall submit such request to Licensor in writing. Should Licensee register any Brand Names/Accounts incorporating any Brand Rights or any variation thereof without Licensor’s Approval, Licensee shall transfer the same to Licensor, immediately upon Licensor’s request. Specifically with respect to Domain Names registered in Licensee’s own name without Licensor’s Approval, and without limitation: (I) Licensee shall promptly provide Licensor or Licensor’s designee with the access code(s) for, and accept a request for transfer of, the Domain Name, through the Domain Name registrar, (II) should Licensee fail to accept any request for transfer, or other documentation (electronic or written) to transfer, any such Domain Name, Licensor may submit this Agreement to the Domain Name registrar to effect the transfer, and (III) if the Domain Name registrar does not accept this Agreement to effect the transfer, Licensor may file an arbitration proceeding under ICANN to obtain the transfer of the Domain Name to Licensor. Should Licensor file any proceedings to obtain the return of any Brand Name/Account, Licensee shall reimburse Licensor for all costs incurred whatsoever in connection with such proceeding, including, without limitation, attorneys’ fees, filing fees and other costs.

(f) Protection of Reputation. Licensee hereby acknowledges and agrees that maintaining and protecting the high quality, prestige and reputation of the Licensed Property and Brand Rights (collectively, “Reputation”) are of the utmost importance to Licensor. As such, Licensee: (i) shall use commercially reasonable efforts to monitor and supervise the merchandising and display of the Licensed Products to be sold via all Approved Accounts (including via approved E-Commerce Sites) so that the Licensed Property and Brand Rights are properly and correctly displayed, and that the Licensed Products are shown and sold, in a manner consistent with the Reputation; it being understood that: (A) in the event of any inconsistency with the foregoing (whether found by Licensor or Licensee), the finding Party shall notify the other Party, and Licensee shall promptly and diligently work to ensure such inconsistency is rectified (including, without limitation, supervising rectifying acts (and acts that are inconsistent with rectifying acts) of the applicable Approved Account, if necessary), and (B) should any such Approved Account fail to rectify a material inconsistency within a reasonable time period determined by Licensor (of no less than fifteen (15) days), then Licensee shall immediately cease all distribution and/or sale of Licensed Products to such Approved Account until such inconsistency is rectified; (ii) shall, in determining the sales price (including discounts) of the Licensed Products: (A) designate a suggested retail price that is not so low or so high as to adversely affect the Reputation of the Licensed Property or the quality of the Licensed Products; (B) ensure that the suggested retail price for all Licensed Products is reasonable and consistent with the retail pricing generally established for the Licensed Products throughout the world, as well as consistent with the Reputation of the Licensed Property, the quality of the Licensed Products, and the worldwide Advertising & Promotion thereof; and (C) for periods when Licensed Products are offered for special sale at retail, actual retail prices should not be reduced from the original suggested retail pricing in a manner or in an amount inconsistent with the Reputation of the Licensed Property or Licensed Products; (iii) shall not, sell Licensed Products as “seconds,” “irregulars,” “damaged” or under similar circumstances without Licensor’s Approval, nor shall Licensee sell any Licensed Products that are stale, past their shelf lives, diluted or corrupted in any way; and (iv) shall not, and shall not permit any Licensee Party or third party to, perform any act (whether my commission or omission) which would reasonably be likely or expected to, or actually does, in each case directly or indirectly, adversely affect any rights of Licensor in and to the Licensed Property or Brand Rights, reduce the value of any of the Licensed Property or Brand Rights, or detract from the Reputation of the Licensed Property or Brand Rights in any manner.

6.	REPRESENTATIONS AND WARRANTIES.

(a) Licensor’s Representations & Warranties; Disclaimer. Licensor represents and warrants to Licensee that,

(i) as of the Effective Date, it has the necessary right, power and authority to enter into this Agreement;

(ii) Licensor is duly organized, validly existing and in good standing under the Laws of its state of organization;

(iii) all necessary acts have been effected by it to render the Agreement valid and binding upon it; and

(iv) except as provided for in this Agreement, Licensor has not and will not, during the Term or at any time after expiration of the Term, create any expenses chargeable to Licensee under this Agreement without Licensee’s prior written approval, not to be unreasonably withheld.

Notwithstanding the foregoing or anything contained herein to the contrary, except with respect to the express representations and warranties set forth herein, Licensee hereby acknowledges that Licensor has not made, and is not making, any other representation or warranty, whether express or implied, to Licensee, including, without limitation, with respect to: (i) Licensor or any Licensor Party; (ii) the popularity, success, continued exploitation of, and/or marketing and advertising budget with respect to, the Licensed Property; (iii) the amount of Net Sales or profits Licensee may derive under this Agreement from the sale or distribution of the Licensed Products; or (iv) trademark protection, for the Licensed Property or otherwise, for any products, or in any countries, for which Licensor does not have registered trademark protection. For the avoidance of doubt and for purposes of clarity, a pending application does not and shall not constitute registered trademark protection for purposes hereof.

(b) Licensee’s Representations & Warranties. Licensee represents and warrants to Licensor that:

(i) (A) as of the Effective Date, it has the necessary right, power and authority to enter into the Agreement and to perform all of its obligations hereunder (including, without limitation, to operate the Business as contemplated hereunder); (B) it is adequately staffed and financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder; (C) it is duly organized, validly existing and in good standing under the Laws of its state of organization; (D) all necessary acts have been effected by it to render the Agreement valid and binding upon it; and (E) as of the Effective Date, there is no pending or threatened litigation which may affect Licensee’s ability to fully perform its obligations herein;

(ii) Licensee and each of Licensee’s parent, subsidiary and affiliated companies, and each of their respective officers, directors, shareholders, employees, licensees, distributors, Sub-Contractors, Affiliate Operators, agents, attorneys, designees, successors and assigns (collectively, “Licensee Party(ies)”) shall comply with and act in accordance with any and all applicable (A) laws and other legal obligations of or in the Territory including, without limitation, local, state, federal and international directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common law (including, without limitation, all laws regarding trademarks, copyrights, rights of publicity or any other intellectual property rights); (B) conventions and treaties to which any country, region and/or portion of the Territory and, if not included in the Territory, the United States, and any legal subdivisions thereof, is a party; and (C) industry and trade-association standards, rules or regulations (all of the foregoing in sub-sections (A), (B) and (C) being defined herein, collectively, as “Laws”) in connection with this Agreement;

(iii) With respect to the activities of Licensee and its Sub-Contractors and Affiliate Operators, (A) the Licensed Products and all Advertising & Promotion by Licensee, if applicable, shall be of high quality in design, material and workmanship; (B) no injurious deleterious or defamatory material, writing or images shall be used in or on the Licensed Products or Advertising & Promotion; (C) the Licensed Products shall be merchantable and fit for the intended use herein, shall in all respects be safe to consumers and shall be manufactured, tested, labelled, certified, distributed, advertised, marketed, and promoted, as applicable, in accordance with all applicable Laws; (D) the Licensed Products and any Advertising & Promotion shall not infringe upon or violate any intellectual property right, any right of publicity, or any similar right of any other person or entity; (E) Licensee shall undertake a level of customer service and provide warranties to consumers at least as favorable as is standard in its industry; and (F) Licensee shall comply with any and all product recalls issued by the Consumer Product Safety Commission (CPSC) or any other local, federal or state agency or Laws;

(iv) [***], Licensee shall not, without Licensor’s Approval, create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon this Agreement or permit the commencement of any proceeding or foreclosure action on this Agreement or to obtain any assignment thereof, whether or not involving any judicial or nonjudicial foreclosure sales; and

(v) Licensee has not and will not, during the Term or at any time after expiration of the Term, create any expenses chargeable to Licensor without Approval.

7. INDEMNIFICATION.

(a) Licensor’s Indemnification Obligations. Licensor shall indemnify, defend and hold harmless Licensee and its current and future parents, subsidiaries, affiliated companies and each of their respective current and future officers, directors, employees, agents, attorneys, successors and assigns (“Licensee Indemnified Parties”) from and against any and all third-party claims, losses, demands, causes of action, judgments, settlements, damages, liabilities, costs and expenses (including, without limitation, reasonable outside attorney’s fees and court costs) (individually and collectively, “Claim(s)”) to the extent arising out of or in connection with the breach by Licensor of any of its representations, warranties, covenants, or obligations in this Agreement. Licensor shall not be liable to Licensee or any third party under this Section 7(a) to the extent that: (A) any Claim is determined by a court of competent jurisdiction to result from any gross negligence or willful misconduct of Licensee or any Licensee Party; or (B) Licensee is required to indemnify Licensor pursuant to Section 7(b) of the Standard Terms below.

(b) Licensee’s Indemnification Obligations. Licensee shall indemnify, defend and hold harmless Licensor and its current and future parents, subsidiaries, affiliated companies and each of their respective current and future officers, directors, members, shareholders, employees, licensees, agents, attorneys, successors and assigns (each, individually, a “Licensor Indemnified Party” and together, collectively, the “Licensor Indemnified Parties”) from and against any and all Claims to the extent arising out of or in connection with any one (1) or more of the following: (i) the breach by Licensee or any Sub-Contractor or Affiliate Operator of any of its representations, warranties, covenants, or obligations in this Agreement; (ii) the design, development, production, manufacture, distribution, shipment, sale and/or other use or exploitation by or on behalf of Licensee or its Sub-Contractors or Affiliate Operators of the Licensed Products, the Retail Locations, the E-Commerce Website, the Other IP Assets, or any Advertising & Promotion (including, without limitation, any product liability, premises liability, any data or security breach, false advertising and/or infringement Claims); or (iii) any acts, whether by omission or commission, by Licensee or any Licensee Party (including any Sub-Contractor and Affiliate Operator), which may arise out of, in connection with, or is any way related to, the Business and/or this Agreement. Licensee shall not be liable to any Licensor Indemnified Party under this Section 7(b) to the extent that: (A) any Claim is determined by a court of competent jurisdiction to result from any gross negligence or willful misconduct of Licensor; or (B) Licensor is required to indemnify Licensee pursuant to Section 7(a) of the Standard Terms above. Licensee hereby agrees that Licensor’s approval (including, without limitation, any Approval) shall not waive, diminish or negate Licensee’s indemnification obligations to the Licensor Indemnified Parties herein.

(c) Indemnification Process. The Party to be indemnified hereunder (the “Indemnitee”) must give the indemnifying Party hereunder (the “Indemnitor”) prompt written notice of any Claim, and the Indemnitor, in its sole discretion, may then take such action as it deems advisable to defend such Claim on behalf of the Indemnitee. In the event that appropriate action is not taken by the Indemnitor within thirty (30) days after the Indemnitor’s receipt of written notice from the Indemnitee, the Indemnitee shall have the right to defend such Claim with counsel reasonably acceptable to the Indemnitor, and no settlement of any such Claim may be made without the prior written approval of the Indemnitor, which approval shall not be unreasonably withheld, conditioned or delayed. Even if appropriate action is taken by the Indemnitor, the Indemnitee may, at its own cost and expense, be represented by its own counsel in such Claim. In any event, the Indemnitee and the Indemnitor shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects with respect to any such Claim.

8. INSURANCE. In the event that any insurance policy required under this Agreement includes or permits a waiver of subrogation, such waiver shall apply to Licensor. In the event that any insurance policy required hereunder provides for a waiver of subrogation in the event that such waiver is required by a third-party agreement, then this Agreement shall be deemed to require such waiver. Licensee shall notify Licensor of all claims regarding the Licensed Property, Materials or Licensed Products under any of the foregoing policies of insurance promptly upon the filing thereof. Licensee’s indemnification obligations hereunder shall not be limited by the amount of insurance requirements hereunder. Licensor shall be entitled to its proportionate share of the insurance proceeds received by Licensee in respect to the Licensed Rights, and Licensee shall report the same on Licensee’s Statement for the Contract Quarter in which any such insurance proceeds are received.

9. TERMINATION.

(a) Licensor’s Right to Terminate.

(i) Licensor shall have the right, but not the obligation, to suspend its performance hereunder and/or terminate this Agreement in its entirety upon the occurrence of any of the following events:

(A) The failure of Licensee to make any payment required to be made under this Agreement, which failure is not cured within [***] of Licensee’s receipt of written notice from Licensor of the same; and/or

(B) The material breach by Licensee of any of its representations or warranties herein, or the material failure of Licensee to comply with any of the other terms of this Agreement or otherwise discharge its duties hereunder (it being understood that any such failure related to non-payment shall be governed by Section 9(a)(i)(A) above), and such breach or failure, is not cured or remedied (to the extent such breach is capable of cure), in Licensor’s good faith discretion, within thirty (30) days of Licensee’s receipt of written notice from Licensor of the same; provided, however, that Licensee [***], and (II) in Licensor’s good faith discretion, Licensee is and will continue to diligently and in good faith attempt to cure or remedy such breach; and/or

(C) The failure of Licensee to comply with [***] this Agreement or otherwise discharge the same of Licensee’s duties hereunder, in each case following Licensee’s receipt of written notice thereof from Licensor,[***]; and/or

(D) The failure of Licensee to operate and/or maintain the Minimum Retail Stores as and when required hereunder;

(E) The failure by Licensee to procure or maintain insurance, or to issue and maintain any COI, as required pursuant to the terms of this Agreement, in each case [***]; and/or

(F) Any act of gross negligence or wanton misconduct by Licensee, and such action is not corrected within [***] of Licensee’s receipt of written notice from Licensor of the same; and/or

(G) The cessation of operations by Licensee, including, without limitation, Licensee’s failure to continuously and diligently seek to fill all accepted purchase orders for Licensed Products, for a continuous period of ninety (90) days; and/or

(H) The making by Licensee of an assignment for the benefit of creditors, or the filing by or against Licensee of any petition under any federal, national, state or local bankruptcy, insolvency or similar Laws, if such filing shall not have been dismissed or stayed within sixty (60) days after the date thereof; and/or

(I) Licensee’s failure to achieve the Minimum Net Sales (i) before this Agreement has been assigned by Licensee to a third party acquiror or successor pursuant to Section 14(a) of the Standard Terms, in any three (3) consecutive Contract Years during the Term, or (ii) [***].

(ii) Licensee hereby acknowledges that Licensee shall not have an opportunity to cure any breach which, by its terms or implication, cannot be cured, including, without limitation, selling Licensed Products outside the Territory or to any account that is not an Approved Account; releasing any Materials bearing the Licensed Property without prior Approval. For the avoidance of doubt, Licensor shall have the right, but not the obligation, to terminate the Agreement with immediate effect upon the occurrence of any [***] breach. Licensee further acknowledges that time is of the essence with respect to the performance of Licensee’s duties and obligations under the Agreement and all dates relating thereto.

(b) Licensee’s Right to Terminate. Licensee shall have the right, but not the obligation, to terminate this Agreement in its entirety upon the occurrence of the material breach by Licensor of any of its express representations or express warranties herein, and such breach is not cured within thirty (30) business days of Licensor’s receipt of written notice from Licensee of the same.

10. EXPIRATION OR TERMINATION OF AGREEMENT.

(a)	Effect of Expiration or Termination.

(i) Reversion of Rights, Survival. Except for the limited rights, if any, that may be granted to Licensee pursuant to Section 10(b) of the Standard Terms below, upon any expiration or termination of this Agreement for any reason, all rights granted hereunder (including, without limitation, the Licensed Rights, the right to manufacture, distribute and sell Licensed Products, the right to engage in any Advertising & Promotion, all rights with respect to Sub-Contractors and Sub-Contractor Agreements, the Retail Rights, and the E-Comm Rights) shall revert to Licensor, and Licensee shall have no further rights whatsoever. Sections 2, 3(e), 5, 7, 8, 10, 11, 12, 13, 15, 16 and 17 of the Standard Terms, and any other obligations under the provisions of this Agreement which, by their term or implication, have a continuing effect, shall survive any expiration or termination of this Agreement.

(ii) Payments. In the event Licensor or Licensee terminates this Agreement, any and all unpaid amounts under this Agreement that have accrued as of the date of such termination shall be immediately due and payable as of the effective date of termination, and shall be paid by Licensee to Licensor no later than five (5) business days from the effective termination of this Agreement. In addition, and notwithstanding anything to the contrary contained in this Agreement, in the event Licensor terminates the Agreement due to Licensee’s breach, then as damages solely with respect to Licensee’s obligation to pay the GMR for periods following the date of termination (and not with respect to any other amounts or in limitation of any other rights, damages or claims, arising in connection with such breach available to Licensor under applicable law or equity), all Units (as such term is defined in the Amended and Restated Limited Liability Company Agreement of ABG-Vince, LLC (the “LLCA”)) then held by the Vince Member (as such term is defined in the LLCA) or one or more of its Permitted Transferees (as such term is defined in the LLCA) shall hereby be automatically transferred to the ABG Member (as such term is defined in the LLCA), without the need for any further ratifying act on the part of any party or Person (as such term is defined in the LLCA) and the ABG Member, in its capacity as manager of Licensor, may amend the LLCA (including Exhibit A thereto) to reflect such transfer of Units; and the Parties acknowledge and agree that the transfer of such Units to the ABG Member is a fair and reasonable measure of such damages (and not a penalty).

(iii) Reserved Rights. In no event shall any expiration or termination of this Agreement, or any payment to Licensor [***] pursuant to this Section 10, excuse Licensee from any breach or violation of this Agreement, and Licensor shall have and hereby reserves all rights and remedies that Licensor has, or are granted to Licensor by operation of law.

(iv) Transition. Notwithstanding any provision of this Agreement to the contrary: (A) Licensor shall have the right, prior to the expiration or termination of this Agreement, to enter into a new license agreement with a third party for the same or similar rights granted to Licensee hereunder, and such third party shall be permitted to design, manufacture and show its Licensed Products, and accept orders therefor; provided, however, that, if any portion of the Licensed Rights hereunder have been granted on an exclusive basis, then none of such third party’s Licensed Products produced pursuant to such new license agreement are shipped, to the same Distribution Channels in the Territory (or otherwise in violation of Licensee’s exclusivity), until the expiration or termination of the Term of this Agreement; and (B) Licensee hereby agrees that Licensee shall not, in anticipation of the expiration of the Term, increase manufacturing of, or accept orders for, Licensed Products for sale during the Sell-Off Period. Licensee hereby waives any and all right, and shall have no recourse, to make any claims against Licensor regarding any transition activities by or on behalf of Licensor as described in this Section.

(v) Notwithstanding any provision of this Agreement to the contrary, in the event that no Renewal Option is effectively exercised pursuant to Section 5(b) of the Commercial Terms, Licensor and Licensee hereby acknowledge and agree that, except to the extent needed to fill existing orders during the final six (6) months of the final Contract Period before expiration of the Agreement (i.e., of the Initial Term in the event Licensee does not effectively exercise any Renewal Option in accordance with the Agreement, or of an applicable Renewal Term in the event Licensee does effectively exercise the Renewal Option in accordance with the Agreement), as applicable, (i) Licensee shall not manufacture or have manufactured any Licensed Product(s) (e.g., Licensee shall not place any new purchase orders with any suppliers or Sub- Contractors, as applicable) during the six (6) months prior to the end of the then-current Contract Period, unless otherwise agreed to in writing by Licensor, and (ii) Licensee shall not manufacture or have manufactured any Licensed Product(s) (e.g., Licensee shall not place any new purchase orders with any suppliers or Sub-Contractors, as applicable) in excess of one hundred ten percent (110%) of Net Sales during the penultimate Contract Year of the then-current Contract Period, except as against confirmed orders for delivery before the last day of the then-current Contract Period.

(b) Sell-Off Period.

(i) Rights. Upon the expiration or termination of this Agreement, Licensee shall have the non-exclusive right to sell-off Licensee’s then-current inventory of Licensed Products (“Inventory”) for a period (the “Sell-Off Period”) of (A) [***] following the expiration or termination (other than pursuant to Section 9(a) of the Standard Terms) of this Agreement or (B) [***], in each case, subject to Licensee’s ongoing compliance with the terms and conditions of the Agreement, in each case, only to Approved Accounts in the Territory that are specifically Approved for the Sell-Off Period. Notwithstanding the foregoing, Licensee (and any Affiliate Operators) shall have no right to sell off any Inventory upon termination of this Agreement during the Sell-Off Period (or otherwise) (X) unless and until Licensee pays all Guaranteed Minimum Royalties, Royalties, and other amounts then owed to Licensor, and shall lose the remainder of the Sell-Off Period if Licensee fails to timely pay the amounts owed under Section 10(a)(ii) of the Standard Terms and does not cure such breach within ten (10) days of receipt of Licensor’s notice thereof; or (Y) [***]. In addition, for the avoidance of doubt, during the Sell-Off Period, Licensee shall have no right to sell any Inventory that has a material defect in quality or has otherwise not been Approved under this Agreement. Prior to exercising any sell-off rights, Licensee shall provide to Licensor a report showing all of Licensee’s Inventory, in a form reasonably acceptable to Licensor. Licensee (and any Affiliate Operators) shall not itself, nor shall Licensee (or any Affiliate Operator) authorize or permit the use of signage at, on, or in connection with the Retail Locations, Licensed Property, or Licensed Products, that includes any of the following phrases (or something similar thereto): “going out of business”, “out of business”, “going out of business sale”, “we quit”, “quitting business”, “everything must go” or “liquidation/liquidating”: (a) on the internet (including, without limitation, any social media accounts that Licensee may operate or on the E-Commerce Website); (b) on/at any Retail Locations; or (c) in any advertisements, without Licensor’s Approval; [***].

(ii) Terms. During the Sell-Off Period: (A) Licensee shall deliver reports to Licensor consistent with the information in Reports, and pay to Licensor all earned Royalties on a monthly basis, within ten (10) days following the expiration of each calendar month during the Sell-Off Period; (B) Licensee shall not have the right to manufacture or have manufactured any Licensed Products that were not already in Inventory prior to the Sell-Off Period, (C) Licensee shall not engage in any Advertising & Promotion of the Licensed Products other than as expressly permitted in Section 10(b)(i) above, except that, subject to Licensor’s Approval, Licensee may continue to operate the E-Commerce Website during the Sell-Off Period for the purposes of selling off Inventory; and (D) except as Approved by Licensor, Licensee shall not be permitted to re-brand or re-label any Licensed Products in Inventory. Licensee hereby acknowledges and agrees that no Royalties earned from Net Sales during the Sell-Off Period may be credited towards any Guaranteed Minimum Royalties, previously paid or otherwise owing to Licensor during any Contract Year.

(b) Return & Destruction. Promptly following the expiration of the Sell-Off Period (and in any event within thirty (30) days thereafter), Licensee shall, as reasonably directed by Licensor, destroy or return to Licensor, at Licensee’s sole cost, any and all materials in Licensee’s possession or control bearing the Licensed Property and/or Brand Rights, including, without limitation, the Brand Toolbox, Prototypes, and design information and materials relating to Licensed Products (including patterns, tech-packs and designs). Upon the expiration of the Sell-Off Period, Licensor shall have the right, but not the obligation, to purchase Licensee’s remaining Inventory. In the event Licensor elects not to purchase such Inventory, then upon the expiration of the Sell-Off Period, Licensee shall promptly destroy all remaining Inventory, and furnish Licensor with a certificate of destruction within thirty (30) days thereafter.

(c) Retail Locations. Without prejudice to the provisions set forth in the Commercial Terms, upon any expiration or termination of this Agreement for any reason whatsoever, Licensee shall cease utilizing the Licensed Property for and in connection with the Retail Locations and shall take all acts necessary to do so in good faith, at Licensee’s sole cost, including, without limitation, removal of all signage and other identifying indicia related to the Retail Locations as directed by Licensor. Upon expiration or earlier termination of this Agreement, Licensee shall use commercially reasonable efforts to assist Licensor in the transition of all operations of the Retail Locations in the Territory to Licensor or Licensor’s designee.

(d) E-Commerce Website. Without prejudice to any sell-off rights of the Inventory through E-Commerce Website that may be granted to Licensee in the event of expiration or Licensee’s termination of this Agreement set forth under Section 10(b) of the Standard Terms, upon any expiration or termination of this Agreement for any reason whatsoever, all rights in and to the E-Commerce Sites granted to Licensee shall revert to Licensor, Licensor shall be free to license such rights to any other person or entity for use after the Sell-Off Period, and Licensee shall have no further rights whatsoever with respect to the E-Commerce Website, the Designated URL and/or any other intellectual property rights relating thereto. Upon expiration or earlier termination of this Agreement, Licensee hereby agrees to cooperate with Licensor, in good faith, and shall use commercially reasonable efforts to transition all operations of the E-Commerce Website (including, without limitation, Customer Information) after the Sell-Off Period to Licensor or its designee(s), including, without limitation, (i) using commercially reasonable efforts to prevent any blackout period of the E-Commerce Website, (ii) providing Licensor and/or its subsequent web developer(s) with necessary data, and software coding for the transfer of the E-Commerce Website to subsequent web developer(s), (iii) within ten (10) business days of termination or expiration of the Term of this Agreement (or if, later, expiration of the Sell-Off Period), Licensee shall redirect or transfer any URLs, phone numbers, email addresses, or other means by which customers communicate with the E-Commerce Website to Licensor, or as otherwise directed by Licensor, (iv) engaging in discussions with respect to the redemption of gift card/gift certificate balances by customers through Licensor or Licensor’s new operator or provider of the E-Commerce Website with the objective of enabling customers to redeem gift cards/gift certificates throughout the transition, (v) transferring to Licensor or Licensor’s designee funds associated with purchases placed at the E-Commerce Website hosted by Licensee for goods returned to Licensee but not yet credited to customer in order to allow Licensor or Licensor’s new E-Commerce Website operator to credit those customers for returned goods, and (vi) upon Licensor’s reasonable request, and subject to Licensor’s Approval, send customers of the E-Commerce Website an email notification of the transition or closing of the E-Commerce Website.

11. CUMULATIVE RIGHTS & REMEDIES; LIMITATION OF LIABILITY.

(a) All Rights Cumulative. All rights and remedies conferred upon or reserved by the Parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such Parties at law or in equity or otherwise, including, without limitation, requests for temporary and/or permanent injunctive relief. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by either Party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such Party provided herein or available at law or in equity.

(b) Equitable Relief. acknowledges that any breach by Licensee shall cause Licensor irreparable harm for which there is no adequate remedy at law, and in the event of such breach, Licensor shall be entitled to, in addition to other available remedies, injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or preliminary or permanent injunction or such other alternative relief as may be appropriate before any court with applicable jurisdiction, to protect or enforce its rights, without posting any bond and without the necessity of showing actual monetary damages.

(c) LIMITATION OF LIABILITY. [***].

12. CONFIDENTIALITY.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” shall be defined as, with respect to each Party: non-public and/or proprietary information relating to a Party’s business or operations, which information may be written, oral or maintained in electronic or any other form, which information is obtained, received, developed or derived by such Party, either directly or indirectly, by any means of communication or expression, prior to or during the Term of this Agreement, and shall include, without limitation: (i) finances, technology or other technical data, trade secrets, inventions, processes, formulas and know-how, (ii) designs, drawings, services, products, product plans, product development, marketing, marketing plans and information, customers, potential business partners, market information, suppliers, vendors, retailers, manufacturers, factories, (iii) all documents, analyses, reports, research, business plans, studies, diagrams, marketing information or other materials that contain information, (iv) the existence of this Agreement and the terms hereof. All Confidential Information is and shall remain the property of the disclosing Party.

(b) Exclusions from Confidential Information. As used in this Agreement, the term ‘Confidential Information’ shall not include any information that: (i) now or hereafter becomes, through no breach by or on behalf of the receiving Party of its confidentiality obligations hereunder, generally known or available to the public; (ii) was known to the receiving Party, by lawful means, at the time the receiving Party receives the same from the disclosing Party; (iii) was furnished to the receiving Party by a third party not in breach of an obligation of confidentiality owed to the disclosing Party with respect thereto; or (iv) was independently developed by the receiving Party without use of or access or reference to the disclosing Party’s Confidential Information.

(c) Obligations. Each Party acknowledges that it may have access to the other Party’s Confidential Information, the value of which may be impaired by misuse, or by disclosure to a third party. The receiving Party shall not disclose such Confidential Information, except that the receiving Party may disclose the other Party’s Confidential Information in order to perform the receiving Party’s obligations or exercise its rights under this Agreement, but solely to those who: (i) have a “need to know” such Confidential Information, and (ii) are instructed and have agreed in writing not to disclose the Confidential Information (pursuant to confidentiality obligations at least as strict as those contained herein) or use the Confidential Information for any purpose other than pursuant to the terms of this Agreement. The receiving Party shall take reasonable precautions to protect the confidentiality of the other Party’s Confidential Information. Such precautions may, if requested by the disclosing Party, include the use of separate written confidentiality agreements, in a form approved by the disclosing Party. Following the expiration or termination of this Agreement, no Party shall disclose or use any of the other Parties’ Confidential Information for any purpose, unless otherwise agreed in writing by the disclosing Party. Each Party agrees to notify the other Party of the circumstances surrounding any inadvertent disclosure of Confidential Information by the receiving Party.

(d) Mandatory Disclosure. Nothing in this Agreement shall prevent the receiving Party from disclosing Confidential Information of the disclosing Party to the extent the receiving Party is required to do so by the rules of an applicable securities market or exchange, or is legally compelled to do so by any governmental investigative or judicial agency or court pursuant to proceedings over which such agency or court has jurisdiction; provided, however, that prior to any such disclosure, the receiving Party shall (i) assert the confidential nature of the Confidential Information to the market, exchange or agency or court; (ii) promptly notify the disclosing Party in writing of the requirement, order or request to disclose; and (iii) at the disclosing Party’s sole cost and expense (excluding the receiving Party’s outside attorney fees), cooperate fully with the disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting the confidentiality of the Confidential Information. Any Confidential Information that is disclosed under this Section shall otherwise remain subject to the provisions of this Agreement.

13.	LEGAL PROCEEDINGS.

(a) Applicable Law. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, with respect to the full faith and credit accorded to the United States federal laws, e.g., the United States Lanham Act), applicable to such agreements wholly made and to be performed within New York, notwithstanding any conflict of law provisions to the contrary. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(b) Jurisdiction. Except that Licensor may bring: (i) an equitable proceeding in any jurisdiction where appropriate by reason of its subject matter, and/or (ii) any proceeding related to any claims made by Licensor for amounts payable from Licensee hereunder in any jurisdiction where appropriate by reason of Licensee’s domicile and/or minimum contacts with such jurisdiction, the Parties hereby agree that: any other action which in any way involves the rights, duties and obligations of any Party hereto under this Agreement shall be brought in courts located in New York County, New York, and the Parties hereby submit to the personal jurisdiction of such courts. In addition to the rights accorded to Licensor in items (i) and (ii) of this Section above, Licensor may bring an action to enforce any judgment hereunder in any venue, forum, and jurisdiction, that Licensor may deem appropriate, whether by reason of Licensee’s domicile or otherwise. Each of the Parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such suit or action in any such court. The Parties agree that service of process deposited in certified or registered mail addressed to the other Party at the address for the other Party set forth in this Agreement shall be deemed valid service of process for all purposes.

(c) WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY AND ALL ACTIONS OR PROCEEDINGS IN ANY COURT, WHETHER THE SAME IS BETWEEN THEM OR TO WHICH THEY MAY BE PARTIES, AND WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT, OR ANY ACTS OR TRANSACTIONS HEREUNDER OR THE INTERPRETATION OR VALIDITY THEREOF, OR OUT OF, UNDER OR BY REASON OF ANY OTHER CONTRACT, AGREEMENT OR TRANSACTION OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER, WHETHER BETWEEN THEM OR TO WHICH THEY MAY BE PARTIES.

14. ASSIGNABILITY.

(a) This Agreement is of a personal nature with respect to Licensee, and therefore Licensee shall not assign, sub-license, encumber or transfer this Agreement or any of its rights or obligations hereunder, directly or indirectly, whether pursuant to any change of ownership, control or otherwise, without Approval. As a limited exception to the foregoing, solely for so long as Licensee’s ultimate parent company Vince Holding Corp (NYSE: VNCE) (“Licensee Parent”) is a publicly traded company on the NYSE, Licensee may, without the consent of Licensor, undergo (i) a change of ownership or control solely by virtue of a change of ownership or control of Licensee Parent or (ii) assign or transfer this Agreement in connection with a sale or transfer of all or substantially all of the business or assets of Licensee Parent to the acquiror thereof (provided that the same includes, by way of example and not limitation, all Units (as such term is defined in the Amended and Restated Limited Liability Company Agreement of ABG-Vince, LLC (the “LLCA”)) then held by the Vince Member (as such term is defined in the LLCA) or one or more of its Permitted Transferees (as such term is defined in the LLCA)). Any attempted assignment, sub-license, encumbrance or transfer by Licensee in violation of this section shall be void and of no force or effect, and shall constitute a non-curable breach of this Agreement by Licensee. Licensor shall have the right to assign, encumber and/or transfer any or all of its rights and/or obligations under this Agreement, in any form or manner, without the consent or approval of Licensee; [***]. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns.

(b) Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge and agree that (i) the Agreement is a personal services contract under which Licensor is relying on performance by Licensee, in which Licensor has placed its trust and confidence, (ii) Licensee provides unique goods and services under this Agreement that are personal in nature to the Licensee, and (iii) Licensor is relying on Licensee’s performance in particular under this Agreement and would be irreparably harmed by the assignment of this Agreement by Licensee without Licensor’s prior written consent (or as otherwise authorized pursuant to Section 14(a)). The Parties further hereby acknowledge and agree that (A) this Agreement is subject to applicable law governing trademarks, including 15 U.S.C. § 1051 et seq. (the “Lanham Act”), (B) under applicable law, this Agreement shall not be assignable by Licensee without Licensor’s prior written consent (or as otherwise authorized pursuant to Section 14(a)), and (C) Licensor is relying on the restrictions on assignability under applicable law, including the Lanham Act, and under this Agreement, to allow Licensor to satisfy its duty to control the quality of goods sold under the Licensed Property. The Parties further hereby acknowledge and agree that as a result of the foregoing, in the event that Licensee becomes a debtor in a bankruptcy case under 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), (x) this Agreement shall not be assignable by Licensee without Licensor’s consent, pursuant to section 365(c)(1) of the Bankruptcy Code (or as otherwise authorized pursuant to Section 14 (a)), and (y) subject to the terms of this Agreement, Licensor shall be permitted to exercise its right to terminate this Agreement, pursuant to section 365(e)(2) of the Bankruptcy Code.

(c) [***].

15. NOTICES.

(a) Requirements for Notices. All notices, requests, demands and other communications required or permitted to be made hereunder (“Notices”) shall be in writing, in the English language, and signed by an authorized representative of the Party delivering such notice. All such Notices shall be deemed duly given: (i) at the time of delivery, if hand delivered to the corporate office for the Party to whom Notice is being delivered, against a signed receipt therefor; (ii) when transmitted by email; or (iii) upon delivery, if sent to the Party at the address and/or contact listed in this Agreement for such type of Notice, by registered or certified mail, return receipt requested, first class postage prepaid, or nationally recognized overnight delivery service (e.g., FedEx). Either Party may alter the address to which Notices are to be sent hereunder by giving Notice of such change to the other Party in conformity with the provisions of this Section.

(b) Licensee’s Addresses for Notices. All Notices to Licensee shall be delivered to Licensee at the address for Licensee specified in the Commercial Terms.

(c) Licensor’s Addresses for Notices. All Notices to Licensor shall be delivered to Licensor as follows:

(i)	If to Licensor for questions about submitting Approval requests:

[***]

(ii)	If to Licensor for questions about submitting Reports:

[***]

(iii)	If to Licensor for any other reason:

[***]

16. Data Controller. Licensee acknowledges that it is a separate data controller of any personal data it processes in the performance of its obligations under this Agreement and shall, and shall procure that Licensee’s personnel shall, in performing its obligations under this Agreement, comply in all material respects with applicable data protection and/or privacy laws, regulations, instruments or codes of practice relating thereto (“Data Protection Laws”). If Licensee relies on an international data transfer mechanism (including, without limitation, those approved by the European Commission) to legitimize the transfer of personal data from the originating country, and that data transfer mechanism is held to be invalid, or any data protection authority requires transfers of personal data made pursuant to such mechanism to be suspended, then Licensor may, at its discretion, require Licensee to cease processing personal data to which this Agreement relates, and/or co-operate with Licensor to facilitate the use of an alternative approved transfer mechanism. Licensee shall (a) keep and maintain all such personal data in strict confidence, and establish and maintain commercially reasonable (but in any event no less than industry standards) physical, electronic and procedural safeguards designed to prevent unauthorized access, use, copying or disclosure of the same; (b) use and disclose personal data solely for the purposes for which it, or access to it, is authorized, and shall not use, sell, rent, transfer, distribute, or otherwise disclose or make available personal data for Licensee’s own purposes that are not in connection with this Agreement (except as required by applicable Laws); and (c) upon expiration or earlier termination of this Agreement, transfer such personal data to Licensor or its designee(s) to the extent permitted by applicable Laws (it being understood and agreed that Licensee’s Privacy Policy for the E-Commerce Website and Retail Locations shall expressly allow and provide for the same).

17.	MISCELLANEOUS.

(a) Relationship of the Parties. This Agreement does not constitute and shall not be construed to constitute an agency, partnership, joint venture or any other type of unnamed relationship between Licensor and Licensee. Neither Party shall have the right pursuant to this Agreement to obligate or to bind the other Party in any manner whatsoever, and nothing contained in this Agreement shall give or is intended to give any rights of any nature to any third party. Licensor and Licensee both acknowledge and agree that state and federal franchise Laws do not and will not apply to this Agreement or to the relationship between Licensee and Licensor under this Agreement, or to any of their respective rights or obligations hereunder. The Parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise Laws in connection with this Agreement. For purposes of this Agreement, Licensor and Licensee shall not be considered affiliates or subsidiaries of one another.

(b) Entire Agreement. This Agreement (inclusive of the Commercial Terms, the Standard Terms, and any other schedules, exhibits, attachments or addenda to either) sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, whether express or implied, oral or written, except as herein contained. This Agreement may only be amended or modified by written agreement, duly executed by authorized signatories of, and delivered by, each of the Parties hereto. The express terms of this Agreement shall control and supersede any course of dealing or performance, and/or usage of trade, that is inconsistent with any of the terms hereof.

(c) Waiver & Delays. A waiver by any Party of any provision, breach or default of, or rights under, this Agreement, shall: (i) only be effective if signed by an authorized signatory of the Party waiving the same, (ii) not bar the exercise of the same right on any subsequent occasion or any other right at any time, and (iii) not constitute a continuing waiver of such or any other provision, breach, default or right. Neither the failure of nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege. Acceptance of payments by Licensor shall not constitute a waiver by Licensor of any breach of or default by Licensee in connection herewith or with its performance hereunder, and shall not be deemed an election from among available remedies nor shall it bar the right of Licensor to seek and obtain termination as a result of Licensee’s breach or default or otherwise.

(d) Severability. If any term or provision of this Agreement, as applied to either Party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, then: (i) such provision shall be eliminated to the minimum extent necessary, and (ii) such provision shall be reformed and rewritten so as to most closely reflect the intention of Licensor and Licensee, such that this Agreement shall otherwise remain in full force and effect and enforceable.

(e) Further Assurances. Licensee shall execute and deliver to Licensor any and all documents (including, without limitation, short form assignments) requested by Licensor, in Licensor’s sole discretion and at Licensor’s expense, to perfect Licensor’s right, title and interest in and to all of the Brand Rights and/or to effectuate the purpose and intent of this Agreement, and Licensee shall cooperate with Licensor in connection with the same. In the event Licensee reasonably requests Licensor’s assistance as necessary to confirm or exercise Licensee’s rights under this Agreement (such as by providing a letter of authorization to a distributor as the owner of the Licensed Property), then subject to Licensee’s ongoing compliance with the terms and conditions of this Agreement, Licensor will provide such reasonably requested assistance, at Licensee’s expense.

(f) Form & Construction; Language.

(i) Section and Sub-Section headings in this Agreement are included for ease of reference only and do not constitute substantive matter to be considered in construing the terms of this Agreement. As used in this Agreement: (A) any reference to gender shall include the masculine, feminine, neutral genders, and any other gender expressions, and the singular form of words shall include the plural, or vice versa, as necessary in order that this Agreement may be interpreted so as to conform to the subject matter actually existing, and (B) the term “including” shall mean “including, without limitation” unless otherwise specifically provided. To the extent that any defined term used in these Standard Terms is not specifically defined in these Standard Terms or in the Commercial Terms that are a part of this Agreement, such provision shall be eliminated to the minimum extent necessary, such that this Agreement shall otherwise remain in full force and effect and enforceable. Each Party has cooperated in the drafting and preparation of this Agreement, and no dispute with respect to this Agreement should be resolved based on the conclusion that either Licensee or Licensor was the drafter.

(ii) The English language version of this Agreement is and shall be deemed to be the only version of this Agreement. All communications relating to this Agreement, both formal and informal (including, without limitation, all Notices), shall be in English. If Licensee transmits any information to Licensor in any other language, Licensor shall be permitted have such documents translated, and Licensee shall pay all costs and expenses related to any such translation. If Licensee has this Agreement translated for the purpose of submitting it to any local, provincial or national government or official body, Licensor shall have the right to review and correct the translation prior to submission thereof. All hearings related to any dispute concerning this Agreement shall be in English.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) agreement binding on all Parties hereto notwithstanding that all of the Parties hereto are not signatories to the same counterpart. Each of the Parties agrees that an electronic signature evidencing a Party’s execution of this Agreement shall be effective as an original signature and may be used in lieu of the original for any purpose.

(h) Exhibits and Schedules. All Exhibits and Schedules referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

(i) Transaction Expenses. Each Party shall be responsible for its own expenses relating to the negotiation of this Agreement.

(j) Currency & Exchange Rate. All sums set forth in this Agreement are, and are intended to be, expressed in United States Dollars ($ USD). All payments due under this Agreement shall be paid in the United States in United States Dollars at the Foreign Exchange Rate (as hereinafter defined). For the purposes hereof, the term “Foreign Exchange Rate” means, for any particular currency, the quarterly average for such currency as quoted at www.oanda.com (to the extent that www.oanda.com provides quotations therefore, or such other resource that is mutually satisfactory to Licensor and Licensee) at 9:00 a.m. Eastern Time, on the date on which any relevant payment hereunder is due.

(k) [***]

(l) Other Agreements. Nothing contained in this Agreement shall be considered a precedent for any future agreements that Licensor or Licensor’s affiliates may enter into with Licensee or any other third party, and neither Party hereto shall, either during the Term of at any time thereafter, quote this Agreement as the standard of practice or agreed upon terms in any other agreement between the Parties or their affiliates.

This Exhibit A is attached to and made part of the Agreement between Licensor and Licensee (as such terms are defined in the Commercial Terms).

EXHIBIT A

Standards of Practice

Overview

In order to maintain respect for all individuals and our environment, ethical business conduct, and high standards for decent and humane working conditions throughout the operations of Licensor’s and Licensee’s businesses, Licensor has established specific minimum guidelines for all licensees and operating partners around the world, including, without limitation, Licensee and all of Licensee’s Sub-Contractors. Licensor requires Licensee and all Sub-Contractors to operate in compliance with local laws and, in addition, these Standards of Practice.

Licensor believes that these Standards of Practice will help ensure that decent and humane working conditions are provided to the employees of Licensee and its Sub-Contractors. Where any Licensee or Sub-Contractor is found to be in violation of these Standards of Practice, corrective action may be initiated, and unless such violation is promptly and sufficiently corrected, Licensor may, among other things, require Licensee to cease business with the offending Sub-Contractor, subject to Section 1(c)(ii)(B) of the Standard Terms. Licensor believes that consumers can have confidence that products manufactured in compliance with these Standards of Practice are not produced under exploitative or inhumane conditions.

Standards of Practice

Forced Labor

Licensee hereby agrees that neither Licensee nor any of its Sub-Contractors shall use any forced or involuntary labor – slavery, human trafficking, prison, indentured, bonded or otherwise.

Child Labor

Licensee hereby agrees that no person shall be employed by Licensee or any of its Sub-Contractors at an age younger than: (a) fifteen (15) years of age (or 14 where the law of the country allows), or (b) the age for completing compulsory education in the country of operations, where such age is higher than fifteen (15) years of age. Workers under 18 years of age should not perform work likely to jeopardize the health or safety of young persons.

Harassment or Abuse

Licensee hereby agrees that every employee of Licensee and any of its Sub-Contractors shall be treated with respect and dignity, and that no employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse. Licensee hereby agrees that License and any of its Sub-Contractors shall pay special attention to categories of workers vulnerable to exploitation, and to protecting such workers from abusive employment practices. Licensee agrees to prohibit all forms of harassment, including sexual harassment, and in particular any form of sexual intimidation, threat or coercion.

Nondiscrimination

Licensee hereby agrees that no person shall be subject, by Licensee or any of its Sub-Contractors, to any discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, gender, age, disability, sexual orientation, gender identity or expression, military status, nationality, political opinion, social or ethnic origin, or any other characteristic that is protected by applicable law. Licensee agrees that Licensee and its Sub-Contractors shall treat all workers equally, fairly and respectfully.

Health and Safety

Licensee hereby agrees that workers of Licensee and its Sub-Contractors will be provided a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of contractors’ facilities.

Freedom of Association and Collective Bargaining

Licensee hereby agrees that, as applicable, Licensee’s and its Sub-Contractors’ employees’ rights to freedom of association when allowed by local law and collective bargaining will be recognized and respected.

Wages and Benefits

Licensee hereby agrees that Licensee and each its Sub-Contractors shall comply with all applicable wage and hour laws and regulations, and that all of their employees will be paid at least the minimum wage required by local law, or the prevailing industry wage, whichever is higher. Licensee hereby agrees that Licensee and each of its Sub-Contractors shall comply with all applicable provisions for legally-mandated benefits, including, without limitation, health care; childcare; sick leave; contributions for social security; life, health, worker’s compensation and other insurance mandated by local law.

Hours of Work/Overtime

Licensee hereby agrees that Licensee and each of its Sub-Contractors shall comply with applicable regulations concerning work hours mandated by local laws and use overtime only when employees are compensated according to local law. Licensee further agrees that neither Licensee nor any of its Sub-Contractors will allow any employees to exceed the maximum number of overtime hours provided by local law. Licensor also expects that employees will not routinely work in excess of sixty hours per week and employees will be provided with a minimum of one rest day in every seven-day week.

Protecting Local Communities

When operating with indigenous communities, as defined by the United Nations Declaration on the Rights of Indigenous Peoples, Licensee hereby agrees that Licensee and each of its Sub-Contractors (as applicable) shall seek their free, prior, and informed consent (FPIC).

Environment

Licensee hereby agrees that Licensee and each of its Sub-Contractors shall comply with applicable country environmental laws and regulations and ensure that all required environmental permits and registrations are obtained, maintained and kept current and that operational and reporting requirements are followed. In addition, Licensee commits to implementing initiatives aimed at promoting greater environmental responsibility and to continually improving the environmental performance of its work sites, materials and policies.

No Corruption

Licensee agrees that Licensee and each of its Sub-Contractors shall comply with all applicable anti-corruption laws, rules and requirements and take appropriate measures to prevent all forms of corruption. Licensee and each of its Sub-Contractors shall further take all appropriate measures to prevent its operations from being used as a money-laundering vehicle, and to prevent abuse of dominant position, concerted practices, or unlawful agreements between competitors, such as price fixing or market allocations or boycotts limiting the production of certain products.

Reporting of Grievances

Licensee hereby agrees that Licensee and each of its Sub-Contractors shall facilitate the reporting of concerns by workers and other stakeholders, through a means designated in writing thereby, and not retaliate against anyone reporting such concerns.

Documentation and Inspection

Upon Licensor’s request, in Licensor’s sole discretion, Licensee must:

(A)	Certify to Licensor, on an annual basis, in writing, that each of the above-listed Standards of Practice is being met by Licensee and each of its Sub-Contractors;

(B)	Maintain on file such records and documentation as may be needed to demonstrate compliance with the Standards of Practice;

(C)	Make such documents available in the English language to Licensor for audit inspection upon reasonable request;

(D)	Provide each of their employees with the opportunity to report noncompliance with workplace standards outlined herein, free from punishment or prejudice for so doing; and

(E)	Post these or substantially equivalent Standards of Practice in the language of the country of manufacture in a common area accessible by all employees.

This Schedule D is attached to and made part of the Agreement between ABG-Vince, LLC (“Licensor”) and Vince, LLC (“Licensee”) dated as of the Closing.

SCHEDULE D

Pre-approved Manufacturers

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